EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FORZA XI, INC.,

TWIN VEE POWERCATS CO.,

and

TWIN VEE MERGER SUB, INC.

Dated as of August 12, 2024

TABLE OF CONTENTS

Exhibits:		Page:

Exhibit A	Definitions
Exhibit B	Surviving Corporation COI
Exhibit C	Surviving Corporation By-Laws

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 12, 2024, by and among FORZA XI, INC., a Delaware corporation (“Forza”), TWIN VEE POWERCATS CO., a Delaware corporation (the “Company” or
“Twin Vee”) and TWIN VEE MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.       Forza and the Company intend to effect a merger of Merger Sub with and into Forza (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Forza will become a wholly owned subsidiary of
Twin Vee.

B.        The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury Regulations promulgated thereunder (the “Treasury Regulations”). By executing this Agreement, the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and the Parties intend to file the statement required by Treasury Regulations Section 1.368-3(a).

C.       The Forza Board of Directors has (i) received an opinion from Intelek Business Valuations & Advisory concluding that the Contemplated Transactions are fair to the stockholders of Forza from a financial point of view and that the consideration to be issued to the stockholders of Forza in the Merger is fair, from a financial point of view, to Forza stockholders, (ii) has determined that the Contemplated Transactions, including the Merger, are fair to, advisable and in the best interests of Forza and its stockholders, (iii) has approved and advised that this Agreement, the Merger and the other actions contemplated by this Agreement are deemed advisable; and (iv) has determined to recommend that the stockholders of Forza vote to approve this Agreement and the Merger and such other actions as contemplated by this Agreement.

D.       The Board of Directors of Merger Sub (i) has determined that the Contemplated Transactions, including the Merger, are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) has adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that the sole stockholder of Merger Sub vote to approve this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

E.       The Company Board of Directors (i) received an opinion from Houlihan Capital, LLC concluding that the Contemplated Transactions are fair to the stockholders of the Company from a financial point of view and that the consideration to be issued to the stockholders of Forza in the Merger is fair, from a financial point of view, to the Company stockholders (ii) has determined that the Contemplated Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (iii) has adopted this Agreement and approved and advised that the Merger and the other transactions contemplated by this Agreement, including the issuance of shares of Company Common Stock to the stockholders of Forza pursuant to the terms of this Agreement, are deemed advisable, , and (v) has determined to recommend that the stockholders of the Company vote to approve the issuance of shares of Company Common Stock to the stockholders of Forza pursuant to the terms of this Agreement.

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1       Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Forza, and the separate existence of Merger Sub shall cease, pursuant to Section 251 of the DGCL. Forza will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2       Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3       Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Blank Rome LLP, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8, other than those conditions that by their nature are to be satisfied at’ the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Forza and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger (the “Certificate of Merger”), satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Forza and the Company. The Merger shall become effective at the time specified in such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Forza and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4       Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)       the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit B (“Surviving Corporation COI”), until thereafter amended as provided by the DGCL and such articles of incorporation;

(b)       the Company Board will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit C (“Surviving Corporation Bylaws”), until thereafter amended as provided by the DGCL and such bylaws; and

(c)       the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal, shall be the directors and officers as set forth in Section 5.17, after giving effect to the provisions of Section 5.17.

1.5       Conversion of Forza Stock, Options, Warrants and Other Convertible Securities.

(a)       At the Effective Time, by virtue of the Merger and without any further action on the part of Forza, Merger Sub, the Company or any stockholder of Forza or stockholder of the Company:

(i)       any Forza Capital Stock held as treasury stock or held or owned by Forza, Merger Sub or any Subsidiary of Forza immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)       subject to Section 1.5(c), each share of Forza Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) shall be converted solely into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio; and

(b)       If any share of Forza Common Stock outstanding immediately prior to the Effective Time are shares of Forza Restricted Stock, then the shares of Company Common Stock issued in exchange for such Forza Restricted Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the transfer agent shall be instructed to note that such Company Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Company is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Forza Restricted Stock.

(c)       No fractional shares of Company Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. If the product of the number of shares a Forza stockholder holds immediately prior to the Effective Time multiplied by the Exchange Ratio would result in the issuance of a fractional share of Company Common Stock, that product will be rounded down to the nearest whole number of shares of Company Common Stock.

(d)       All Forza Options outstanding immediately prior to the Effective Time under the Equity Incentive Plan and all Forza Warrants outstanding immediately prior to the Effective Time shall be exchanged for options or warrants to purchase Company Common Stock, or warrants to purchase Company Common Stock, as applicable, in accordance with Section(a). The parties shall take all lawful actions to effect the provisions of this Section 1.5(d).

(e)       At the Effective Time, by virtue of the Merger and without any further action on the part of Forza, Merger Sub, the Company or any stockholder of Forza or stockholder of the Company, each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f)       If, between the date of this Agreement and the Effective Time, the outstanding Forza Common Stock or Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend or any subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Forza Capital Stock, Forza Options, Forza Warrants, and any other convertible securities, the same economic effect as contemplated by this Agreement prior to such event.

1.6       Closing of the Company’s Transfer Books. At the Effective Time: (a) all Forza Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing Forza Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Forza; and (b) the stock transfer books of Forza shall be closed with respect to all Forza Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Forza Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Forza Common Stock outstanding immediately prior to the Effective Time (a “Company Share Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Forza Share Certificate shall be canceled and shall be exchanged as provided in Sections 1.5.

1.7       Surrender of Certificates.

(a)       On or prior to the Closing Date, Forza and the Company shall mutually agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, the Company shall deposit with the Exchange Agent any certificates representing Company Common Stock or non-certificated shares of Company Common Stock represented by book entry that are issuable pursuant to Section 1.5(a) (or make appropriate alternative arrangements if uncertificated shares of Company Common Stock represented by book-entry shares will be issued). The shares of Company Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)       At or before the Effective Time, Forza will deliver to the Company a true, complete and accurate listing of all record holders of Forza Common Stock at the Effective Time, including the number and class of Forza Capital Stock held by such record holder, all shares of Forza Common Stock represented by book-entry shares (“Forza Book-Entry Shares”), all shares held by certificates (“Forza Share Certificates”) and the number of shares of Company Common Stock such holder is entitled to receive pursuant to Section 1.5 (the “Forza Allocation Schedule”). Promptly after the Effective Time, the Company shall cause the Exchange Agent to mail to the Persons who were record holders of Forza Common Stock immediately prior to the Effective

Time: (i) a letter of transmittal in customary form and containing such provisions as the Company may reasonably specify (including a provision confirming that delivery of Forza Share Certificates shall be effected, and risk of loss and title to Forza Share Certificates shall pass, only upon delivery of such Forza Share Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Forza Share Certificates or Forza Book-Entry Shares in exchange for certificated or non-certificated book entry shares representing shares of Company Common Stock. Upon (i) surrender of a Forza Share Certificate to the Exchange Agent for exchange; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Forza Book-Entry Shares; in each case, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or the Company: (A) the holder of such Forza Common Stock shall be entitled to receive in exchange therefor a certificate or book entry representing the number of whole shares of Company Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a); and (B) Forza Share Certificate so surrendered or Forza Book-Entry Share shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each share of Forza Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Company Common Stock. If any Forza Share Certificate shall have been lost, stolen or destroyed, Forza shall, in its discretion and as a condition precedent to the delivery of any certificate or book entry representing shares of Company Common Stock, require the owner of such lost, stolen or destroyed Forza Share Certificate to provide an applicable affidavit and indemnification agreement with respect to such Forza Share Certificate and post any bond required by the Transfer Agent.

(c)       No dividends or other distributions declared or made with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered share of Forza Common Stock with respect to Company Common Stock that such holder has the right to receive in the Merger until such holder surrenders such share of Forza Common Stock or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7(c) (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)       Any portion of the Exchange Fund that remains undistributed to holders of shares of Forza Common Stock as of the first anniversary of the Closing Date shall be delivered to the Company upon demand, and any holders of Forza Common Stock who have not theretofore surrendered their Forza Common Stock in accordance with this Section 1.7 (d) shall thereafter look only to the Company for satisfaction of their claims for Company Common Stock and any dividends or distributions with respect to shares of Company Common Stock.

(e)       Each of the Parties, the Exchange Agent, and their respective Affiliates shall be entitled to deduct and withhold from any consideration deliverable or payable pursuant to this Agreement to any holder of any Forza Common Stock or any other Person such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including IRS Form W-9 (or the appropriate IRS Form W-8, as applicable) from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and timely remitted to the appropriate taxing authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)       No party to this Agreement shall be liable to any holder of any Forza Common Stock or to any other Person with respect to any shares of Company Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8       Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Forza, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Forza, Merger Sub and otherwise) to take such action.

1.9       Tax Consequences. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Forza, Merger Sub and the Company are parties under Section 368(b) of the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

The Company and Merger Sub jointly and severally represent and warrant to Forza as follows, except as set forth in the written disclosure schedule delivered by the Company to Forza (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE 2. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this ARTICLE 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1       Subsidiaries; Due Organization; Etc.

(a)       The Company has no Subsidiaries, except for Merger Sub, the Entities identified in Part 2.1(a) of the Company Disclosure Schedule, and Forza (the “Company Subsidiaries”); and neither the Company, Merger Sub nor any of the Company Subsidiaries owns any capital shares of, or any equity interest of any nature in, any other Entity, other than Merger Sub and the Company Subsidiaries. The Company has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)       Each of the Company, Merger Sub and the Company Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which such assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)       Each of the Company, Merger Sub and the Company Subsidiaries is qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

2.2       Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Each of the Company and Merger Sub has made available to Forza accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for the Company, Merger Sub and each Company Subsidiary. Neither the Company, Merger Sub nor any Company Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

2.3       Capitalization, Etc.

(a)       The authorized capital stock of the Company as of the date of this Agreement consists of (i) 50,000,000 shares of Company Common Stock, par value $0.001 per share, of which 9,520,000 shares have been issued and are outstanding, and (ii) undesignated preferred stock, par value $0.001 per share, of which no shares are issued or outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Part 2.3(a)(ii) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)       Except for the Company’s 2021 Equity Incentive Plan the “Equity Incentive Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date hereof, the Company has reserved 2,171,800 shares of the Company Common Stock for issuance under the Equity Incentive Plan. Of such reserved shares of the Company Common Stock, as of the date hereof, no shares of Company Common Stock have been issued pursuant to the exercise of outstanding options, 2,152,729 shares of the Company Common Stock have been granted and are subject to currently outstanding awards under the Equity Incentive Plan, and 19,071 shares of Company Common Stock remain available for future issuance pursuant to the Equity Incentive Plan. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of the Company Common Stock subject to such Company Option at the time of grant; (C) the number of shares of the Company Common Stock subject to such Company Option as of the date of this Agreement; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Company Option; (G) the date on which such Company Option expires; and (H) whether such Company Option is intended to be an “incentive stock option” (as defined in Section 422(b) of the Code) or a non-qualified stock option; and (I) whether or not such Company Option is an “early exercise” stock option. The Company has made available to Forza an accurate and complete copy of the Equity Incentive Plan and all forms of Company award agreements approved for use thereunder. No vesting of any awards under the Equity Incentive Plan will accelerate in connection with the closing of the Contemplated Transactions.

(c)       Except for the outstanding Company Options as set forth in Section 2.3(b), and the warrants identified the Company’s most recent Annual Report on Form 10-K filed with the SEC as of the date hereof (the “Company Warrants”) or as set forth in Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital shares or other securities of the Company or any of the Company Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Company Subsidiary; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of the Company Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital shares or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital shares or other securities of the Company or any of the Company Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of the Company Subsidiaries.

(d)       All outstanding shares of Company Common Stock, as well as all options, warrants and other securities of the Company, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. The Company has made available to Forza accurate and complete copies of all Company Warrants. Except as identified on Part 2.3(c) of the Company Disclosure Schedule, there are no warrants to purchase capital shares of the Company outstanding on the date of this Agreement.

2.4       Absence of Changes. Except as set forth in Part 2.4 of the Company Disclosure Schedule and in the Company SEC Documents, between January 1, 2022 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of the Company or any Company Subsidiary (whether or not covered by insurance), (b) any Company Material Adverse Effect or an event of development that would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (c) any event or development that would, if occurring following the execution of this Agreement, require the consent of Forza pursuant to Section 4.4(b).

2.5       Title to Assets. Each of the Company and the Company Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including the Owned Real Property. All such assets are owned by the Company or a Company Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s unaudited balance sheet for the quarter ended March 31, 2024 (the “Company Unaudited Interim Balance Sheet”) in accordance with United States generally accepted accounting principles (“GAAP”); (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary; and (iii) liens listed in Part 2.5 of the Company Disclosure Schedule (the “Permitted Encumbrances”).

2.6       Real Property; Leasehold. Part 2.6(i) of the Company Disclosure Schedule sets forth all of the real property owned by the Company and any Company Subsidiary (the “Owned Real Property”). Part 2.6(ii) of the Company Disclosure Schedule sets forth sets forth all service, maintenance, supply, leasing, subleasing, brokerage, listing or other contracts (along with all amendments and modifications thereof, the “Owned Real Property Contracts”) affecting the Owned Real Property. Except for the Owned Real Property Contracts listed Part 2.6(ii) of the Company Disclosure Schedule, there are no service, management, maintenance or other similar type agreements or contracts relating to the operation, management or maintenance of the Owned Real Property which shall survive the Closing. All of the Owned Real Property Contracts are in full force and effect and, to Company’s Knowledge, free from default. Neither the Company nor any Company Subsidiary has received notice of any pending or threatened condemnation with respect to the Owned Real Property or any portion thereof and the Company has no Knowledge of any condemnation proceedings. Part 2.6(iii) of the Company Disclosure Schedule sets forth all of the real property leased by the Company and any Company Subsidiary (the “Company Real Property Leases”). Each of the Company Real Property Leases and Owned Real Property Contract is in full force and effect, and there are no existing defaults under any Company Real Property Lease or any Owned Real Property Contract. A copy of each Company Real Property Lease and Owned Real Property Contract (including, without limitation, all amendments and modifications thereto) has been made available to Forza. All of the land, buildings, structures and other improvements used by the Company and the Company Subsidiaries in the conduct of its business are included in the property leased pursuant to the Company Real Property Leases and the Company Owned Real Property.

2.7       Intellectual Property.

(a)       Part 2.7(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. The Company has taken reasonable actions to maintain and protect the Company Registered Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with the Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.

(b)       The Company and each of the Company Subsidiaries own each item of Company-Owned IP Rights, free and clear of any Encumbrances.

2.8       Agreements, Contracts and Commitments. All Company Contracts that are required to be filed as an exhibit to a Form 10-K filed by the Company were filed. The Company has made available to Forza accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in writing. Except as set forth in Part 2.8 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or any Company Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any party to cancel or terminate any Company Material Contract or would permit any other party to seek damages which would reasonably be expected to be material. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company, any Company Subsidiary or the Surviving Corporation to any Person under any Company Material Contract. The Company has not received any written notice of termination of any such Company Material Contract.

2.9       Liabilities. As of the date hereof, neither the Company nor any Company Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (required to be reflected in the financial statements of the Company or any Company Subsidiary in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or the Company Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of the Company or any Company Subsidiary under Company Contracts, including the reasonably expected performance of such Company Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 2.9 of the Company Disclosure Schedule.

2.10     Compliance; Permits; Restrictions. The Company and each Company Subsidiary are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit, action or other Legal Proceeding by any Governmental Body is pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which (i) has or would be reasonably expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Company Subsidiary, any acquisition of material property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted, (ii) is reasonably likely to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

2.11     Anti-Corruption Compliance; Trade Control Laws and Sanctions.

(a)       For the past three years, Company and its directors, officers and employees, and, to the Knowledge of Company, its distributors, agents, representatives, sales intermediaries and or other Persons acting on behalf of Company have been in compliance in all material respects with all applicable Anti-Corruption Laws and Trade Control Laws.

(b)       For the past three years, Company has had in place policies, procedures, controls and systems reasonably designed to ensure compliance with all applicable Anti-Corruption Laws and Trade Control Laws.

(c)       None of Company, or any director, officer, employee or, to the Company’s Knowledge, agent of Company is a Sanctioned Person.

(d)       There are no pending, or, to the Knowledge of the Company, threatened in writing, actions, suits, proceedings, inquiries or investigations by any Governmental Body against the Company with respect to any Anti-Corruption Laws or Trade Control Laws. In the past three years, the Company has not been subject to any such actions, suits, proceedings, inquiries or investigations or made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws or Trade Control Laws.

2.12       Tax Matters.

(a)       All income and other material Tax Returns required to have been filed by the Company and each Company Subsidiary under applicable Law have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. No written claim has been made in the last three (3) years by any Governmental Body in a jurisdiction where the Company or any Company Subsidiary does not file income or other material Tax Returns that it is subject to taxation by that jurisdiction in respect of Taxes that would be the subject of such Tax Returns.

(b)       All material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of the Company and any Company Subsidiary for Tax periods ending on and including the date of the Company Unaudited Interim Balance Sheet have been accrued and reserved for on the Company Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any Company Subsidiary has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)       The Company and each Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)       There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Company’s Unaudited Interim Balance Sheet in accordance with GAAP) upon any of the assets of the Company or any Company Subsidiary.

(e)       No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar written agreements or rulings have been entered into or issued by any Governmental Body with respect to the Company or any Company Subsidiary which agreement or ruling would be effective after the Closing Date.

(f)       No material deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing, other than any such deficiencies that have since been resolved. There are no pending (or, based on written notice, threatened) audits, assessments or other Legal Proceedings for or relating to any liability in respect of material Taxes of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return which has not since been resolved or filed, or consented to extend the period in which Tax may be assessed or collected by any Tax authority (in each case, other than such extensions of time entered into in the Ordinary Course of Business).

(g)       The Company has not at any time been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)       Neither the Company nor any Company Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(i)       Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than the Company and any Company Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(j)       Neither the Company nor any Company Subsidiary (nor any predecessor of the foregoing) has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. Law).

(k)       Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations
Sections 1.6011-4(b)(2).

(l)       Neither the Company nor any Company Subsidiary (i) is or owns stock in a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is or owns stock in a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is a foreign corporation that is treated as a U.S. corporation under Section 7874(b) of the Code.

(m)       Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper or change in a method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated or created on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Neither the Company nor any Company Subsidiary has made any election under Section 965(h) of the Code.

(n)       Neither the Company nor any Company Subsidiary has taken or agreed to take any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)       Neither the Company nor any Company Subsidiary has been, is, or immediately prior to the Effective Time will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p)       Neither the Company nor any Company Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

2.13       Employee Benefit Plans.

(a)       Part 2.13(a) of the Company Disclosure Schedule lists all material Company Employee Plans. “Company Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, employment agreements, and all termination or severance Contracts to which the Company or any of the Company Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to the Company or any of the Company Subsidiaries), with respect to which the Company or any Company Affiliate has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by the Company or any Company Affiliate for the benefit of any current or former employee, officer or director of the Company or any Company Affiliate and (ii) and any material consulting contracts, arrangements or understandings between the Company or any Company Affiliate and any natural person consultant of the Company or any Company Affiliate.

(b)       The Company has made available to Forza with respect to each material Company Employee Plan a true and complete copy of each material governing plan document (or, for any unwritten Company Employee Plan, a written description of the material terms of such Company Employee Plan) (except for individual written Company Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement and (ii) the most recent summary plan description and summary of material modifications. The Company has made available to Forza with respect to each material Company Employee Plan: (i) annual reports on Form 5500 for the most recent plan year (if required), (ii) the most recent IRS determination, opinion, or advisory letter for any Company Employee Plan regarding the qualified status of the form of such Company Employee Plan, if applicable, (iii) the most recently prepared actuarial report and financial statement in connection with each such Company Employee Plan for each of the prior three (3) years (if required to be prepared and filed with Form 5500), and (iv) any material non-routine correspondence received from or submitted to any Governmental Body within the prior three (3) years. Neither the Company nor any Company Subsidiary has any express or implied commitment to: (i) create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c)       No Company Employee Plan is, and neither the Company nor any of the Company Subsidiaries or Company Affiliates has ever maintained, contributed to, or had any liability or obligation to contribute to: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a funded welfare benefit plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code (a “Funded Welfare Plan”), or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d)       None of the Company Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

(e)       Except as provided in this Agreement or as set forth in Part 2.13(e) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Employee Plan, (iii) trigger any obligation to fund any Company Employee Plan, (iv) limit the right to merge, amend or terminate any Company Employee Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company and any of the Company Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f)       No current or former director, employee, or consultant of the Company is entitled to receive a tax gross-up or “make-whole” payment from the Company with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g)       Each Company Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and Company’s Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the Knowledge of the Company, there is no material default or material violation by any party to, any Company Employee Plan. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (other than routine claims for benefits in the Ordinary Course of Business), and to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding.

(h)       The Company, with respect to each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, notification or advisory letter with respect to such qualification, if a determination letter has been applied for, or may rely upon an opinion letter for a pre-approved plan, and to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(i)       To the Knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Company Employee Plan that would reasonably be expected to result in material Liability to the Company or any of the Company Subsidiaries. All contributions, premiums or payments required to be made by the Company or any of the Company Subsidiaries with respect to any Company Employee Plan have been made on or before their due dates, except as would not result in material Liability to the Company or any of the Company Subsidiaries. There are no claims pending or threatened, other than routine claims for benefits. All reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(j)       Each Company Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to
Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No Company Employee Plan or Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(k)       No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

2.14       Labor and Employment.

(a)       The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of the Company or any Company Subsidiary, except as described on Part 2.14(a) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the Knowledge of the Company, no such investigation or inquiry is in progress. The employment of all employees of the Company and the Company Subsidiaries is terminable at will without cost or liability to the Company or any of the Company Subsidiaries, except for amounts earned prior to the time of termination and except identified in the Company’s most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed with the SEC as of the date hereof as well as set forth in Part 2.14(a) of the Company Disclosure Schedule).

(b)       The Company has made available to Forza a list of each employee and consultant that provides services to the Company or any Company Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised the Company or any Company Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of the Company or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth in Part 2.14(b) of the Company Disclosure Schedule, the Company and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 2.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from the Company or any Company Subsidiary.

(c)       To the Knowledge of the Company, no employee, officer or director of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of the Company or the Company Subsidiary, or (ii) the ability of the Company or any Company Subsidiary to conduct its business, in each case in any manner that would have a Company Material Adverse Effect. To the Knowledge of the Company, no employee, officer or director of the Company is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a Company Material Adverse Effect.

(d)       There are no material controversies pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees or independent contractors.

(e)       Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by the Company or any Company Subsidiary; to the Knowledge of the Company, none of the employees or independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization; and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f)       There are no grievances pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There are no unfair labor practice complaints pending, or, to the Knowledge of Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of the Company or any Company Subsidiary. There is no strike, slowdown, work stoppage lockout, or similar labor disputes pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary.

(g)       Except as would not result in material liability to the Company, all individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to the Company or the Company Subsidiaries, all individuals who are classified as “exempt” and are or were performing services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

(h)       The Company and each Company Subsidiary is in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

2.15     Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has released, stored, generated, disposed of or arranged for the disposal of, transported, handled, marketed, distributed, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials, in each case so as to create any Liability under any Environmental Law. Except as set forth in Part 2.15 of the Company Disclosure Schedule and for matters that not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has received since January 1, 2023 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that the Company or any Company Subsidiary is not in compliance with any Environmental Law or has Liability under any Environmental Law, and, (ii) to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of the Company Subsidiaries’ compliance with any Environmental Law (or that could reasonably be expected to result in Liability under any Environmental Law) in the future. To the Knowledge of the Company and except as set forth in Part 2.15 of the Company Disclosure Schedule: (i) no current or prior owner of any property currently or then leased or controlled by the Company or any of the Company Subsidiaries has received since January 1, 2023 any written notice or other communication (in writing or otherwise) relating to property owned or leased by the Company or any of the Company Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or the Company or any of the Company Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither the Company nor any of the Company Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

2.16     Insurance.

(a)       The Company has made available to Forza accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each Company Subsidiary. Each of the insurance policies is in full force and effect and the Company and each Company Subsidiary are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, neither the Company nor any Company Subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.16 of the Company Disclosure Schedule, to the Knowledge of the Company, there are no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Company Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each Company Subsidiary is accurate and complete in all material respects. The Company and each Company Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company or any Company Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed the Company or any Company Subsidiary of its intent to do so.

(b)       The Company has made available to Forza accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary as of the date of this Agreement (the “Existing Company D&O Policies”). Part 2.16(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company and each Company Subsidiary with respect to the Existing Company D&O Policies.

2.17     Legal Proceedings; Orders.

(a)       Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of the Company Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of the Company Subsidiaries; or (ii) that challenges or may have the effect or preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions. To the Knowledge of the Company, no event has occurred and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as the basis for the commencement of any meritorious Legal Proceeding.

(b)       There is no order, writ, injunction, judgment or decree to which the Company or any Company Subsidiary, or any of the material assets owned or used by the Company or any Company Subsidiary, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any Company Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Company Subsidiary or to any material assets owned or used by the Company or any Company Subsidiary.

2.18     Authority; Binding Nature of Agreement. The Company, Merger Sub and each Company Subsidiary have all necessary corporate power and authority to enter into and to perform its respective obligations under this Agreement. The Company Board of Directors and the Merger Sub Board of Directors (at one or more meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of the Company and its stockholders; (b) duly authorized and approved by all necessary corporate action, this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions, subject to the Required Company Stockholder Vote and the adoption of this Agreement by the Company in its capacity as sole stockholder of Merger Sub, performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval the issuance of the Merger consideration to the Forza stockholders, and the Company Board of Directors has directed that the issuance of shares of Company Common Stock to the stockholders of Forza pursuant to the terms of this Agreement be submitted to the Company’s stockholders for consideration at the Company’s Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and Merger Sub and, assuming the due authorization, execution and delivery by Merger Sub, constitutes the legal, valid and binding obligation of the Company and Merger Sub (as applicable), enforceable against the Company or Merger Sub (as applicable) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Merger Sub was formed solely to facilitate the Merger and has no assets, liabilities or operations except in connection therewith.

2.19     Vote Required. The affirmative vote of the holders of a majority of voting power of shares of Company Common Stock present in person or represented by proxy shares (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt or approve the matters set forth in Section 2.18.

2.20     Non-Contravention; Consents. Subject to Part 2.20 of the Company Disclosure Schedule, and subject to obtaining the Required Company Stockholder Vote, the filing of the Certificate of Merger required by the DGCL and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)       contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company or (ii) any resolution adopted by the Company stockholders, the Company Board of Directors or any committee of the Company Board of Directors;

(b)       contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or the Company Subsidiaries, or any of the assets owned or used by the Company or the Company Subsidiaries, is subject;

(c)       contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or the Company Subsidiaries or that otherwise relates to the business of the Company or the Company Subsidiaries or to any of the material assets owned or used by the Company or the Company Subsidiaries;

(d)       contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a rebate, chargeback, penalty or change in any delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any material term of any Company Contract, except, in the case of any Company Contract, any non-material breach, default, penalty or modification;

(e)       result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company or the Company Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

(f)       result in the transfer of any material asset of the Company or the Company Subsidiaries to any Person.

Except (i) for any Consent set forth in Part 2.20 of the Company Disclosure Schedule under any Company Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of the Company Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

2.21     No Financial Advisor. Except as set forth in Part 2.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, Merger Sub or any of the Company Subsidiaries.

2.22     Privacy. The Company has complied in all material respects with all privacy obligations “Privacy Obligations”) and its respective internal and external privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by the Company or by third parties having authorized access to the records of by the Company. The execution, delivery and performance of this Agreement will comply in all material respects with all Privacy Obligations and with by the Company’s privacy policies. The Company has not received a written complaint regarding by the Company’s collection, use or disclosure of Personal Information. There has been no (i) unauthorized acquisition of, access to, loss of, misuse (by any means) of any Sensitive Data, or (ii) unauthorized or unlawful processing of any Sensitive Data used or held for use by or on behalf of by the Company. No Person has, in the last three (3) years, threatened to bring any proceeding pursuant to any written notice, or commenced any proceeding with respect to by the Company’s privacy, security or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Information maintained by, or on behalf of, by the Company and, to the Company’s Knowledge, there is no reasonable basis for such proceeding.

2.23     Disclosure. The information supplied by the Company and each Company Subsidiary for inclusion in the Form S-4 and the Joint Proxy Statement (including any financial statements of the Company) will not, as of the date of the Form S-4 or as of the date such information is prepared or presented (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.24     SEC Filings; Financial Statements.

(a)       The Company has made available to Forza accurate and complete copies of all annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2022 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Company SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth in Part 2.24(a) of the Company Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the Company’s Knowledge, as of the time they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this ARTICLE 2, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)       The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. Other than as expressly disclosed in the Company SEC Documents filed prior to the date hereof, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. The books of account and other financial records of the Company and each of the Company Subsidiaries are true and complete in all material respects.

(c)       The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of the Company, “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)       Except as set forth in Part 2.24(d) of the Company Disclosure Schedule, from January 1, 2022, through the date hereof, the Company has not received any comment letter from the SEC or the staff thereof. The Company has not disclosed any unresolved comments in the Company SEC Documents.

(e)       Since January 1, 2022, there have been no informal or formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Company, the Company Board of Directors or any committee thereof, or any regulatory agency other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)       The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(g)       Except as set forth in the Company SEC Documents, the Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Company Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed to the Company’s auditors and the Audit Committee of the Company’s Board of Directors (and made available to the Forza a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting. Since January 1, 2022, there have been no material changes in the Company’s internal control over financial reporting.

(h)       Except as set forth in the Company’s SEC Documents, the Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)       Since January 1, 2022, (i) the Company has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company’s internal accounting controls relating to periods after January 1, 2022, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing the Company , whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2022, by the Company or agents to the Company Board of Directors or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

2.25     Valid Issuance. The Company Common Stock to be issued in connection with the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

2.26     No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither the Company, the Merger Sub nor any other Person on behalf of the Company or Merger Sub makes any express or implied representation or warranty with respect to the Company, the Merger Sub, the Company Subsidiaries or with respect to any other information provided to Forza in connection with the transactions contemplated hereby.

2.27     Disclaimer of Other Representations and Warranties. Each of the Company and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) Forza is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company, Merger Sub or their respective Representatives is relying on any representation or warranty of Forza except for those expressly set forth in this Agreement, (b) no Person has been authorized by Forza to make any representation or warranty relating to Forza or its businesses, and if made, such representation or warranty must not be relied upon by the Company or Merger Sub as having been authorized by Forza and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, Merger Sub or any of their respective Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF FORZA

Forza represents and warrants to the Company and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Forza to the Company (the “Forza Disclosure Schedule”). The Forza Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE 3. The disclosures in any section or subsection of the Forza Disclosure Schedule shall qualify other sections and subsections in this ARTICLE 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Forza Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Forza Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1       Subsidiaries; Due Organization; Etc.

(a)       Forza has no Subsidiaries, except for the Entities identified in Part 3.1(a) of the Forza Disclosure Schedule; and neither Forza nor any of the Forza Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Forza Subsidiaries. Forza has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Forza has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)       Each of Forza and the Forza Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its material assets in the manner in which such material assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)       Each of Forza, and the Forza Subsidiaries is qualified to do business as a foreign corporation or company, as applicable, and is in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Forza Material Adverse Effect.

3.2       Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Forza has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Forza and each Forza Subsidiary. Neither Forza nor any Forza Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3       Capitalization, Etc.

(a)       The authorized capital stock of Forza as of the date of this Agreement consists of (i) 100,000,000 shares of Forza Common Stock, par value $0.001 per share, of which 15,754,774 shares have been issued and are outstanding (the “Capitalization Date”) and (ii) undesignated preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the Capitalization Date. Forza has 29,226 shares of its capital stock held in treasury. All of the outstanding shares of Forza Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Forza Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Forza Capital Stock is subject to any right of first refusal in favor of Forza. There is no Forza Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Forza Capital Stock. Forza is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Forza Capital Stock or other securities. Part 3.3(a)(ii) of the Forza Disclosure Schedule accurately and completely describes all repurchase rights held by Forza with respect to shares of Forza Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)       Except for the Forza 2022 Stock Incentive Plan (the “Forza Plan”) or except as set forth in Part 3.3(b) of the Forza Disclosure Schedule, Forza does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date hereof, Forza has reserved 2,679,214 shares of Forza Common Stock for issuance under the Forza Plan. As of the date hereof, of such reserved shares of Forza Common Stock, 980,500 shares of Forza Common Stock may be issued upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units as of the Capitalization Date, 1,698,714 shares remain available for future issuance pursuant to the Forza Plan. Part 3.3(b)(i) of the Forza Disclosure Schedule sets forth the following information with respect to each Forza Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Forza Common Stock subject to such Forza Option at the time of grant; (C) the number of shares of Forza Common Stock subject to such Forza Option as of the date of this Agreement; (D) the exercise price of such Forza Option; (E) the date on which such Forza Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Forza Option; (G) the date on which such Forza Option expires; (H) whether such Forza Option is intended to be an “incentive stock option” (as defined in Section 422(b) of the Code) or a non-qualified stock option; and (I) whether or not such Forza Option is an “early exercise” stock option. Forza has made available to the Company an accurate and complete copy of the Forza Plan and the forms of all equity awards approved for use thereunder. Except as provided in this Agreement, no vesting of Forza Options will accelerate in connection with the closing of the Contemplated Transactions

(c)       Except for the outstanding Forza Options as set forth in Section 3.3(b), for the warrants identified in Forza’s most recent Annual Report on Form 10-K filed with the SEC as of the date hereof (the “Forza Warrants”) or as set forth in Part 3.3(c) of the Forza Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Forza or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Forza or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Forza or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Forza or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Forza or any of its Subsidiaries.

(d)       All outstanding shares of Forza Capital Stock, as well as all options, warrants and other securities of Forza have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Forza has made available to the Company accurate and complete copies of all Forza Warrants. Except as identified on Part 3.3(c) of the Forza Disclosure Schedule, there are no warrants to purchase capital stock of Forza outstanding on the date of this Agreement.

3.4       Absence of Changes. Except as set forth in Part 3.4 of the Forza Disclosure Schedule and in the Forza SEC Documents,, between January 1, 2022 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement, Forza has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of Forza or any Forza Subsidiary (whether or not covered by insurance), (b) any Forza Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Forza Material Adverse Effect, or (c) any event or development that would, if occurring following the execution of this Agreement require the consent of the Company pursuant to Section 4.4(a).

3.5       Title to Assets. Each of Forza and the Forza Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All such assets are owned by Forza or a Forza Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Forza Unaudited Interim Balance Sheet in accordance with GAAP; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Forza or any Forza Subsidiary; and (iii) liens listed in Part 3.5 of the Forza Disclosure Schedule.

3.6       Real Property; Leasehold. Part 3.6 of the Forza Disclosure Schedule sets forth all of the real property owned (or ever owned) by Forza or any Forza Subsidiary Additionally, it sets forth the leaseholds created under the real property leases identified in Part 3.6 of the Forza Disclosure Schedule (the “Forza Real Property Leases”). Each of the Forza Real Property Leases is in full force and effect, and there are no existing defaults under any Forza Real Property Lease. A copy of the deeds and each Forza Real Property Lease (including, without limitation, all amendments and modifications thereto) has been made available to the Company. All of the land, buildings, structures and other improvements used by Forza and the Forza Subsidiaries in the conduct of its business are included in the property leased pursuant to the Forza Real Property Leases.

3.7       Intellectual Property.

(a)       Part 3.7(a) of the Forza Disclosure Schedule lists: (i) all Forza Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made and (ii) all actions that are required to be taken by Forza within 60 days of the date hereof with respect to Such Forza Owned IP Rights in order to avoid prejudice to, impairment or abandonment of such Forza Owned IP Rights. Forza has taken reasonable actions to maintain and protect the Forza Registered Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with the Forza Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with the Forza Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Forza Registered Intellectual Property and recording Forza’s ownership interests therein.

(b)       Forza and the Forza Subsidiaries own each item of Forza-Owned IP Rights, free and clear of any Encumbrances.

3.8       Agreements, Contracts and Commitments. All Forza Contracts that are required to be filed as an exhibit to a Form 10-K filed by Forza were filed.

Forza has made available to the Company accurate and complete (except for applicable redactions thereto) copies of all Forza Material Contracts, including all amendments thereto. There are no Forza Material Contracts that are not in written form. Except as set forth in Part 3.8 of the Forza Disclosure Schedule, neither Forza nor any of the Forza Subsidiaries nor, to Forza’s Knowledge, as of the date of this Agreement, any other party to a Forza Material Contract has breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Forza or the Forza Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (m) above (any such agreement, contract or commitment, an “Forza Material Contract”) in such manner as would permit any party to cancel or terminate any Forza Material Contract or would permit any other party to seek damages which would reasonably be expected to be material. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Forza or any Forza Subsidiary to any Person under any Forza Material Contract. Forza has not received any written notice of termination of any such Forza Material Contract.

3.9       Liabilities. As of the date hereof, neither Forza nor any Forza Subsidiary has any Liability except for: (a) Liabilities identified as such in the Forza’s unaudited balance sheet for the quarter ended March 31, 2024 (the “Forza Unaudited Interim Balance Sheet”); (b) normal and recurring current Liabilities that have been incurred by Forza or its Subsidiaries since the date of the Forza Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Forza or any Forza Subsidiary under Forza Contracts, including the reasonably expected performance of such Forza Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 3.9 of the Forza Disclosure Schedule.

3.10     Compliance; Permits; Restrictions. Forza and each Forza Subsidiary are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other Legal Proceeding by any Governmental Body is pending or, to the Knowledge of Forza, threatened in writing against Forza or any Forza Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Forza or any Forza Subsidiary which (i) has or would be reasonably expected to have the effect of prohibiting or materially impairing any business practice of Forza or any Forza Subsidiary, any acquisition of material property by Forza or any Forza Subsidiary or the conduct of business by Forza or any Forza Subsidiary as currently conducted, (ii) is reasonably likely to have a material adverse effect on Forza’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

3.11     Anti-Corruption Compliance; Trade Control Laws and Sanctions.

(a)       For the past three years, Forza and its directors, officers and employees and, to the Knowledge of Forza, its respective distributors, agents, representatives, sales intermediaries and other Persons acting on behalf of Forza have been in compliance in all material respects with all applicable Anti-Corruption Laws and Trade Control Laws.

(b)       For the past three years, Forza has had in place policies, procedures, controls and systems reasonably designed to ensure compliance with all applicable Anti-Corruption Laws and Trade Control Laws.

(c)       None of Forza, or any director, officer, employee or, to Forza’s Knowledge, agent of Forza is a Sanctioned Person.

(d)       There are no pending, or, to the knowledge of Forza, threatened in writing, actions, suits, proceedings, inquiries or investigations by any Governmental Body against Forza with respect to any Anti-Corruption Laws or Trade Control Laws. In the past three years Forza has not been subject to any such actions, suits, proceedings, inquiries or investigations or made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws or Trade Control Laws.

3.12     Tax Matters.

(a)       All income and other material Tax Returns required to have been filed by Forza and each Forza Subsidiary under applicable Law have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. No written claim has ever been made by any Governmental Body in a jurisdiction where Forza or any Forza Subsidiary does not file income or other material Tax Returns that it is subject to taxation by that jurisdiction in respect of Taxes that would be the subject of such Tax Returns.

(b)       All material Taxes due and owing by Forza or any Forza Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Forza and any Forza Subsidiary for Tax periods ending on and including the date of the Forza Unaudited Interim Balance Sheet have been accrued and reserved for on the Forza Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Forza Unaudited Interim Balance Sheet, neither Forza nor any Forza Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business.

(c)       Forza and each Forza Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)       No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar written agreements or rulings have been entered into or issued by any Governmental Body with respect to Forza or any Forza Subsidiary which agreement or ruling would be effective after the Closing Date.

(e)       There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Forza Unaudited Interim Balance Sheet in accordance with GAAP) upon any of the assets of Forza or any Forza Subsidiary.

(f)       No material deficiencies for Taxes with respect to Forza or any Forza Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing, other than any such deficiencies that have since been resolved. There are no pending (or, based on written notice, threatened) audits, assessments or other Legal Proceedings for or relating to any liability in respect of material Taxes of Forza or any Forza Subsidiary. Neither Forza nor any Forza Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return which has not since been resolved or filed, or consented to extend the period in which Tax may be assessed or collected by any Tax authority (in each case, other than such extensions of time entered into in the Ordinary Course of Business).

(g)       Forza has not at any time been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)       Neither Forza nor any Forza Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement, other than customary commercial Contracts the principal subject matter of which is not Taxes.

(i)       Neither Forza nor any Forza Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Forza). Neither Forza nor any Forza Subsidiary has any Liability for the Taxes of any Person (other than Forza and any Forza Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(j)       Neither Forza nor any Forza Subsidiary (nor any predecessor of the foregoing) has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. Law).

(k)       Neither Forza nor any Forza Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(l)       Neither Forza nor any Forza Subsidiary (i) is or owns stock in a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is or owns stock in a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is a foreign corporation that is treated as a U.S. corporation under Section 7874(b) of the Code.

(m)       Neither Forza nor any Forza Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper or change in a method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated or created on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Neither Forza nor any Forza Subsidiary has made any election under Section 965(h) of the Code.

(n)       Neither Forza nor any Forza Subsidiary has taken or agreed to take any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)       Neither Forza nor any Forza Subsidiary has been, is, or immediately prior to the Effective Time will be, treated as an “investment company” within the meaning of
Section 368(a)(2)(F) of the Code.

(p)       Neither Forza nor any Forza Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

3.13     Employee Benefit Plans.

(a)       Part 3.13(a) of the Forza Disclosure Schedule lists all material Forza Employee Plans. “Forza Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, employment agreements, and all termination or material severance Contracts to which Forza or any of its Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to Forza or its Subsidiaries), with respect to which Forza or any Forza Affiliate has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by Forza or any Forza Affiliate for the benefit of any current or former employee, officer or director of Forza or any Forza Affiliate and (ii) any material consulting contracts, arrangements or understandings between Forza or any Forza Affiliate and any natural person consultant of Forza or any Forza Affiliate.

(b)       Forza has made available to the Company with respect to each material Forza Employee Plan a true and complete copy of each material governing plan document (or, for any material unwritten Forza Employee Plan, a written description of the material terms of such Forza Employee Plan) (except for individual written Forza Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement and (ii) the most recent summary plan description and summary of material modifications. Forza has made available to the Company with respect to each material Forza Employee Plan: (i) annual reports on Form 5500 for the most recent plan year (if required), (ii) the most recent IRS determination, opinion, or advisory letter for any Forza Employee Plan regarding the qualified status of the form of such Forza Employee Plan, if applicable, (iii) the most recently prepared actuarial report and financial statement in connection with each such Forza Employee Plan for each of the prior three (3) years (if required to be prepared and filed with Form 5500), and (iv) any material non-routine correspondence received from or submitted to any Governmental Body within the prior three (3) years. Neither Forza nor any Forza Affiliate has any express or implied commitment to: (i) create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) modify, change or terminate any Forza Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c)       No Forza Employee Plan is, and neither Forza nor any Forza Affiliate has ever maintained, contributed or had any liability or obligation to contribute to, (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a Funded Welfare Plan, or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d)       None of the Forza Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Forza or any Forza Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

(e)       Except as provided in this Agreement or as set forth in Part 3.13(e) of the Forza Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Forza Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Forza Employee Plan, (iii) trigger any obligation to fund any Forza Employee Plan (iv) limit the right to merge, amend or terminate any Forza Employee Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Forza and any of its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f)       No current or former director, employee, or consultant of Forza is entitled to receive a tax gross-up or “make-whole” payment from Forza with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g)       Each Forza Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. Forza and Forza’s Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the Knowledge of Forza, there is no material default or material violation by any party to, any Forza Employee Plan. No Legal Proceeding is pending or, to the Knowledge of Forza, threatened with respect to any Forza Employee Plan (other than routine claims for benefits in the Ordinary Course of Business) and to the Knowledge of Forza, there is no reasonable basis for any such Legal Proceeding.

(h)       Forza, with respect to each Forza Employee Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, notification or advisory letter with respect to such qualification, if a determination letter has been applied for, or may rely upon an opinion letter for a pre-approved plan, and to the Knowledge of Forza, no event or omission has occurred that would cause any Forza Employee Plan to lose such qualification or require material corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(i)       To the Knowledge of Forza, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Forza Employee Plan that would reasonably be expected to result in material Liability to Forza or any of its Subsidiaries. All contributions, premiums or payments required to be made by Forza or its Subsidiaries with respect to any Forza Employee Plan have been made on or before their due dates, except as would not result in material Liability to Forza or its Subsidiaries. There are no claims pending or threatened, other than routine claims for benefits. All reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed in all material respects.

(j)       Each Forza Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No Forza Employee Plan or Forza Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(k)       No Forza Employee Plan is subject to the laws of any jurisdiction outside of the United States.

3.14     Labor and Employment.

(a)       Forza and the Forza Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Legal Proceeding pending or, to the Knowledge of Forza, threatened before the EEOC, any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of Forza or any Forza Subsidiary, except as described on Part 3.14(a) of the Forza Disclosure Schedule. Neither Forza nor any Forza Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither Forza nor any Forza Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to Forza or any Forza Subsidiary, and to the knowledge of Forza, no such investigation or inquiry is in progress. The employment of all employees of Forza and the Forza Subsidiaries is terminable at will without cost or liability to Forza or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth in Part 3.14(a) of the Forza Disclosure Schedule).

(b)       Forza has made available to the Company a list of each employee and consultant that provides services to Forza or any Forza Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised Forza or any Forza Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of Forza or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth in Part 3.14(b) of the Forza Disclosure Schedule, Forza and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 3.14(b) of the Forza Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from Forza or any Forza Subsidiary.

(c)       To the Knowledge of Forza, no employee, officer or director of Forza or any Forza Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of Forza or the Forza Subsidiary, or (ii) the ability of Forza or any Forza Subsidiary to conduct its business, in each case in any manner that would have a Forza Material Adverse Effect. To the Knowledge of Forza, no employee, officer or director of Forza is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a Forza Material Adverse Effect.

(d)       There are no material controversies pending or, to the Knowledge of Forza, threatened between Forza or any Forza Subsidiary and any of their respective present or former employees or independent contractors.

(e)       Neither Forza nor any Forza Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by Forza or any Forza Subsidiary; to the Knowledge of Forza, none of the employees or independent contractors of Forza or any Forza Subsidiary is represented by any union, works council, or any other labor organization; and, to the Knowledge of Forza, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f)       There are no grievances pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending, or the Knowledge of Forza threatened, against Forza or any Forza Subsidiary. There are no unfair labor practice complaints pending, or, to the Knowledge of Forza, threatened, against Forza or any Forza Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of Forza or any Forza Subsidiary. There is no strike, slowdown, work stoppage, lockout, or similar labor disputes pending or, to the Knowledge of Forza, threatened, by or with respect to any employees of Forza or any Forza Subsidiary.

(g)       Except as would not result in material liability to Forza, all individuals who are or were performing consulting or other services for Forza or any Forza Subsidiary have been correctly classified by Forza or the Forza Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to Forza or its Subsidiaries, all individuals who are classified as exempt from wage and hour Laws and are or were performing services for Forza or any Forza Subsidiary have been correctly classified by Forza or the Forza Subsidiary in all material respects as “exempt” from wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

(h)       Forza and each Forza Subsidiary is in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

3.15       Environmental Matters. Except as would not reasonably be expected to have a Forza Material Adverse Effect, Forza and each Forza Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by Forza of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Except as would not reasonably be expected to have a Forza Material Adverse Effect, neither Forza nor any Forza Subsidiary has released, stored, generated, disposed of or arranged for the disposal of, transported, handled, marketed, distributed, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials, in each case so as to create any Liability under any Environmental Law. Except for matters that not reasonably be expected to have a Forza Material Adverse Effect, (i) neither Forza nor any Forza Subsidiary has received since January 1, 2022 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that Forza or any Forza Subsidiary is not in compliance with any Environmental Law or has Liability under any Environmental Law, and (ii), to the Knowledge of Forza, there are no circumstances that may prevent or interfere with Forza’s or any Forza Subsidiary’s compliance with any Environmental Law (or that could reasonably be expected to result in Liability under any Environmental Law) in the future. To the Knowledge of Forza: (i) no current or prior owner of any property currently or then leased or controlled by Forza or any Forza Subsidiaries has received since January 1, 2022 any written notice or other communication (in writing or otherwise) relating to property owned or leased by Forza or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or Forza or any of the Forza Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Forza nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Forza Material Adverse Effect.

3.16     Insurance.

(a)       Forza has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Forza and each Forza Subsidiary. Each of the insurance policies is in full force and effect and Forza and each Forza Subsidiary is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, neither Forza nor any Forza subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of Forza, there is no pending workers’ compensation or other claim under or based upon any insurance policy of Forza or any Forza Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Forza and each Forza Subsidiary is accurate and complete in all material respects. Forza and each Forza Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Forza or any Forza Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed Forza or any Forza Subsidiary of its intent to do so.

(b)       Forza has made available to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Forza and each Forza Subsidiary as of the date of this Agreement (the “Existing Forza D&O Policies”). Part 3.16(b) of the Forza Disclosure Schedule accurately sets forth the most recent annual premiums paid by Forza and each Forza Subsidiary with respect to the Existing Forza D&O Policies.

3.17     Legal Proceedings; Orders.

(a)       Except as set forth in Part 3.17 of the Forza Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Forza, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Forza, any of the Forza Subsidiaries, any Forza Associate (in his or her capacity as such) or any of the material assets owned or used by Forza or the Forza Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Forza, no event has occurred and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as the basis for the commencement of any meritorious Legal Proceeding.

(b)       There is no order, writ, injunction, judgment or decree to which Forza or any Forza Subsidiary, or any of the material assets owned or used by Forza or any Forza Subsidiary is subject. To the Knowledge of Forza, no officer or other Key Employee of Forza is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Forza or any Forza Subsidiary or to any material assets owned or used by Forza or any Forza Subsidiary.

3.18     Authority; Binding Nature of Agreement. Each of Forza and each Forza Subsidiary have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Forza Board of Directors (at a meeting duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of the Company and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and, subject to receiving the Required Forza Stockholder Vote, performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval of this Agreement by the holders of Forza Common Stock and the Forza Board of Directors has directed that the following be submitted to the Forza’s stockholders for consideration at the Forza Stockholders Meeting: (1) the approval of this Agreement and the Contemplated Transactions and (2) such other actions as contemplated by this Agreement. This Agreement has been duly executed and delivered by Forza and, assuming the due authorization, execution and delivery by the Company and Merger Sub, constitutes the legal, valid and binding obligation of Forza, enforceable against Forza in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.19     Vote Required. The affirmative vote of (i) the holders of a majority in voting power of the outstanding shares of Forza Common Stock entitled to vote thereon, and (ii) the holders of a majority of the of the shares present in person or represented by proxy shares excluding shares of Forza Common Stock held by Company are the only votes of the holders of any class or series of Forza’s capital stock necessary to approve the Forza Stockholder Proposals (the “Required Forza Stockholder Vote”).

3.20     Non-Contravention; Consents. Subject to Part 3.20 of the Forza Disclosure Schedule, and subject to obtaining the Required Forza Stockholder Vote for the Forza Stockholder Proposals the filing of the Certificate of Merger required by the DGCL and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by Forza, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)       contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Forza or any of the Forza Subsidiaries, or (ii) any resolution adopted by the stockholders, the Forza Board of Directors or any committee of the Forza Board of Directors or the Board of Directors of any of the Forza Subsidiaries;

(b)       contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of Forza, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Forza or any of its Subsidiaries or any of the assets owned or used by Forza or any of the Forza Subsidiaries is subject;

(c)       contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Forza or any of its Subsidiaries or that otherwise relates to the business of Forza or any of the Forza Subsidiaries or to any of the material assets owned or used by Forza or any of the Forza Subsidiaries;

(d)       contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Forza Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Forza Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Forza Contract; (iii) accelerate the maturity or performance of any Forza Contract; or (iv) cancel, terminate or modify any term of any Forza Contract; except, in the case of any Forza Material Contract, any non-material breach, default, penalty or modification and in the case of all other Forza Contracts, any breach, default, penalty or modification that would not result in a Forza Material Adverse Effect;

(e)       result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Forza (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the material assets subject thereto or materially impair the operations of Forza); or

(f)       result in the transfer of any material asset of Forza or any Forza Subsidiaries to any Person.

Except (i) for any Consent set forth in Part 3.20 of the Forza Disclosure Schedule under any Forza Contract, (ii) the approval of the Forza Stockholder Proposals and the issuance of shares of Forza Common Stock, (iii) Forza’s adoption of this Agreement and the Merger in its capacity as sole stockholder of Merger Sub, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the filing of an amendment to Forza’s certificate of incorporation to effect matters related to the transaction, and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Forza was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

3.21     No Financial Advisor. Except as set forth in Part 3.21 of the Forza Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Forza or any of the Forza Subsidiaries.

3.22     Privacy. Forza has complied in all material respects with all Privacy Obligations and its respective internal and external privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by Forza or by third parties having authorized access to the records of Forza. The execution, delivery and performance of this Agreement will comply in all material respects with all Privacy Obligations and with Forza’s privacy policies. Forza has not received a written complaint regarding Forza’s collection, use or disclosure of Personal Information. There has been no (i) unauthorized acquisition of, access to, loss of, misuse (by any means) of any Sensitive Data, or (ii) unauthorized or unlawful processing of any Sensitive Data used or held for use by or on behalf of Forza. No Person has, in the last three (3) years, threatened to bring any proceeding pursuant to any written notice, or commenced any proceeding with respect to Forza’s privacy, security or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Information maintained by, or on behalf of, Forza and, to Forza’s Knowledge, there is no reasonable basis for such proceeding.

3.23     Disclosure. The information supplied by the Forza and each Forza Subsidiary for inclusion in the Form S-4 and the Joint Proxy Statement (including any financial statements of Forza) will not, as of the date of the Form S-4 or as of the date such information is prepared or presented (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.24     SEC Filings; Financial Statements.

(a)       Forza has made available to the Company accurate and complete copies of all registration statements, proxy statements, Forza Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Forza with the SEC since January 1, 2022 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Forza SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth in Part 3.4(a) of the Forza Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Forza or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Forza SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Forza’s Knowledge, as of the time they were filed, none of the Forza SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Forza SEC Document has been amended or superseded by a later Forza SEC Document filed prior to the date hereof. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Forza SEC Documents (collectively, the “Forza Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this ARTICLE 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)       The financial statements (including any related notes) contained or incorporated by reference in the Forza SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of Forza as of the respective dates thereof and the results of operations and cash flows of Forza for the periods covered thereby. Other than as expressly disclosed in the Forza SEC Documents filed prior to the date hereof, there has been no material change in Forza’s accounting methods or principles that would be required to be disclosed in Forza’s financial statements in accordance with GAAP. The books of account and other financial records of Forza and each of its Subsidiaries are true and complete in all material respects.

(c)       Forza’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Forza, “independent” with respect to Forza within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Forza, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)       Except as set forth in Part 3.24(d) of the Forza Disclosure Schedule, from January 1, 2022, through the date hereof, Forza has not received any comment letter from the SEC or the staff thereof or any correspondence from The Nasdaq Stock Market, LLC or the staff thereof relating to the delisting or maintenance of listing of the Forza Common Stock on The Nasdaq Stock Market, LLC. Forza has not disclosed any unresolved comments in its Forza SEC Documents.

(e)       Since January 1, 2022, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Forza, the Forza Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)       Forza is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The Nasdaq Stock Market, LLC.

(g)       Except as set forth in the Forza SEC Documents, Forza maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Forza maintains records that in reasonable detail accurately and fairly reflect Forza’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Forza Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Forza’s assets that could have a material effect on Forza’s financial statements. Forza has evaluated the effectiveness of Forza’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable Forza SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Forza has disclosed to Forza’s auditors and the Audit Committee of the Forza Board of Directors (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Forza’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Forza’s internal control over financial reporting. Except as disclosed in the Forza SEC Documents filed prior to the date hereof, Forza has not identified any material weaknesses in the design or operation of Forza’s internal control over financial reporting. Since January 1, 2022, there have been no material changes in Forza’s internal control over financial reporting.

(h)       Except as set forth in the Forza SEC Documents, Forza’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Forza in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Forza’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)       Since January 1, 2022, (i) Forza has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Forza’s internal accounting controls relating to periods after January 1, 2022, including any material complaint, allegation, assertion or claim that Forza has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing Forza, whether or not employed by Forza, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2022, by Forza or agents to the Forza Board of Directors or any committee thereof or, to the Knowledge of Forza, to any director or officer of Forza.

3.25     No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Forza nor any other Person on behalf of Forza makes any express or implied representation or warranty with respect to Forza or any of its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

3.26     Disclaimer of Other Representations and Warranties. Forza acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor Merger Sub is making and neither the Company not Merger Sub has made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Forza or its Subsidiaries respective Representatives is relying on any representation or warranty of the Company or Merger Sub except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company or Merger Sub to make any representation or warranty relating to the Company, Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by Forza as having been authorized by the Company or Merger Sub and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Forza, its Subsidiaries or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

3.27     Bank Accounts. Part 3.27 of the Forza Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Forza or any of the Forza Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of August 09, 2024 and the names of all individuals authorized to draw on or make withdrawals from such accounts

ARTICLE 4

CERTAIN COVENANTS OF THE PARTIES

4.1       Access and Investigation. Each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Any investigation conducted by either Forza or the Company pursuant to this Section 4.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)       the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)       any written materials or communications sent by or on behalf of a Party to its stockholders;

(iii)       any material notice, document or other communication sent by or on behalf of a Party to any party to any Forza Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Forza Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Forza Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(iv)       any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Contemplated Transactions;

(v)       any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vi)       any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that such access would require such Party to waive the attorney-client privilege or attorney work product privilege, or violate any Legal Requirements applicable to such Party; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

4.2       Operation of Forza’s Business.

(a)       Except as set forth in Part 4.2(a) of the Forza Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of Forza and the Forza Subsidiaries shall (i) work to execute and, subject to the closing of the Contemplated Transactions; and (ii) promptly notify the Company of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Forza or any of its Subsidiaries that is commenced, or, to the Knowledge of Forza, threatened against, Forza or any of its Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of Forza, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Forza Disclosure Schedule.

(b)       During the Pre-Closing Period, Forza shall promptly notify the Company in writing, by delivery of an updated Forza Disclosure Schedule, of: (i) the discovery by Forza of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Forza in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Forza in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Forza; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8 impossible or materially less likely. Without limiting the generality of the foregoing, Forza shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Forza or its Subsidiaries or, to the Knowledge of Forza, any director, officer or Key Employee of Forza. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Forza or any of its Subsidiaries contained in this Agreement or the Forza Disclosure Schedule for purposes of Section 8.1.

4.3       Operation of the Company’s Business.

(a)       Except as set forth in Part 4.3(a) of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless Forza shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of the Company and its Subsidiaries shall (i) work to execute and, subject to the closing of the Contemplated Transactions; and (iii) promptly notify Forza of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or any of its Subsidiaries that is commenced, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of the Company, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Company Disclosure Schedule.

(b)       During the Pre-Closing Period, the Company shall promptly notify Forza in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise Forza in writing of any Legal Proceeding or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer or Key Employee of the Company or any of its Subsidiaries. No notification given to Forza pursuant to this
Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.4       Negative Obligations.

(a)       Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the Forza Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE 9 and the Effective Time, Forza shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock other than for shares of Forza Capital Stock issuable as a dividend that have accrued pursuant to the Forza’s certificate of incorporation;

(ii)       amend the certificate of incorporation, bylaws or other charter or organizational documents of Forza, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as expressly contemplated by this Agreement;

(iii)       lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

(iv)       make, rescind, change or revoke any material Tax election; file any material amendment to any income or other material Tax Return; adopt or change (or request to adopt or change) any material accounting method in respect of Taxes; change (or request to change) any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); enter into any closing agreement with respect to any material amount of Tax; settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Tax; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to or request any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(v)       enter into any material transaction outside the Ordinary Course of Business;

(vi)       enter into, amend or terminate any Forza Material Contract other than in the Ordinary Course of Business;

(vii)       terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy unless replaced with a commercially reasonable new policy that is approved by the Board of Directors of Forza;

(viii)       other than as required by Law or GAAP, take any action to change Forza’s accounting policies or procedures;

(ix)       issue any shares of Forza Common Stock or other securities of Forza, or incur any indebtedness for borrowed money; or

(x)       agree, resolve or commit to do any of the foregoing.

(b)       Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Forza (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock other than for shares of Company Capital Stock issuable as a dividend that have accrued pursuant to the Company’s certificate of incorporation;

(ii)       amend the certificate of incorporation, bylaws or other charter or organizational documents of the Company;

(iii)       lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

(iv)       make, rescind, change or revoke any material Tax election; file any material amendment to any income or other material Tax Return; adopt or change (or request to adopt or change) any material accounting method in respect of Taxes; change (or request to change) any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); enter into any closing agreement with respect to any material amount of Tax; settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Tax; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to or request any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(v)       enter into any material transaction outside the Ordinary Course of Business;

(vi)       enter into, amend or terminate any Company Material Contract other than in the Ordinary Course of Business;

(vii)       terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy unless replaced with a commercially reasonable new policy that is approved by the Board of Directors of the Company;

(viii)       other than as required by Law or GAAP, take any action to change the Company’s accounting policies or procedures; or

(ix)       agree, resolve or commit to do any of the foregoing.

4.5       No Solicitation.

(a)       From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, each Party agrees that neither it nor any of its Subsidiaries shall, and each Party will use its reasonable best efforts to cause each of its officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any nonpublic information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 4.5(a) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.6 and Section 5.7); or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted as provided below; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to (x) in the case of the Company, the Required Company Stockholder Vote and (y) in the case of Forza, the Required Forza Stockholder Vote, such Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Inquiry or Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have materially breached this Section 4.5 with respect to such Acquisition Inquiry or Acquisition Proposal, (B) the Board of Directors of such Party concludes in good faith, after consulting with outside legal counsel, that the failure to take such action would reasonably be expected to be result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person, copies of any written correspondence from such Person relating to such Acquisition Inquiry or Acquisition Proposal, and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions at least as favorable to such Party (and not less restrictive in the aggregate to the counterparty thereto); provided that a standstill provision shall be not be required to the extent the Board of Directors determines that such standstill provision is likely to be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this
Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b)       If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof, including copies of all documentation submitted to such Party reasonably relevant to evaluating such Acquisition Proposal or Acquisition Inquiry). Such Party shall keep the other Party reasonably informed on a timely basis in all material respects with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed modification thereto.

(c)       Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1       Joint Proxy Statement and Form S-4. In connection with the Forza Stockholders Meeting and Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company and Forza shall prepare and file with the SEC the Joint Proxy Statement and the Company shall prepare and file with the SEC the Form S-4 (which shall include the Joint Proxy Statement). The Company and Forza shall each use its reasonable best efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. The Company shall notify Forza promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Forza shall use its reasonable best efforts to: (A) cause the Joint Proxy Statement to be mailed to the Company’s stockholders and Forza’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (B) ensure that the Joint Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. The Company shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Company Common Stock in the Merger, and Forza shall furnish to the Company all information concerning Forza as may be reasonably requested in connection with any such actions.

5.2       Furnishing of Information. The Company and Forza shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Joint Proxy Statement. Each of the Company and Forza shall promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of the Company and Forza shall take all steps necessary to amend or supplement the Form S-4 or the Joint Proxy Statement, as applicable, and to cause the Form S-4 or Joint Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock and/or Forza Common Stock, in each case as and to the extent required by applicable Law.

5.3       SEC Comments. The Company and Forza shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Forza or the Company, or their counsel may receive from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Form S-4 or the Joint Proxy Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or Forza Adverse Recommendation Change or the dissemination thereof to the holders of Company Common Stock or Forza Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Joint Proxy Statement, each of Forza and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form S-4, Joint Proxy Statement, or response (including the proposed final version thereof), and each of Forza and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

5.4       Company Stockholders Meeting; Approval of Sole Stockholder of Merger Sub.

(a)       The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, the Company shall mail the Joint Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.6 hereof, the Joint Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.6 hereof, the Company shall use reasonable best efforts to: (a) solicit from the holders of Company Common Stock proxies in favor of the approval of the Company Stockholder Proposals; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Forza updated with respect to proxy solicitation results as requested by Forza. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Forza (other than: (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by the Company to comply with applicable Law). The Company shall use its reasonable best efforts to cooperate with Forza to hold the Company Stockholders Meeting on the same day and at the same time as the Forza Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the Stock Issuance approval to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b)       Approval by Sole Stockholder. Immediately following the execution and delivery of this Agreement, the Company, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

5.5       Forza Stockholders Meeting. Forza shall take all action necessary to duly call, give notice of, convene, and hold the Forza Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, Forza shall mail the Joint Proxy Statement to the holders of Forza Common Stock in advance of the Forza Stockholders Meeting. Except to the extent that the Forza Board shall have effected a Forza Adverse Recommendation Change as permitted by Section 5.7 hereof, the Joint Proxy Statement shall include the Forza Board Recommendation. Subject to Section 5.7 hereof, Forza shall use reasonable best efforts to: (i) ) solicit from the holders of Forza Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Forza Common Stock required by applicable Law to obtain such approval. Forza shall keep the Company and Merger Sub updated with respect to proxy solicitation results as requested by the Company and Merger Sub. Once the Forza Stockholders Meeting has been called and noticed, Forza shall not postpone or adjourn the Forza Stockholders Meeting without the consent of Company and Merger Sub (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by Forza to comply with applicable Law). Forza shall use its reasonable best efforts to cooperate with Company and Merger Sub to hold the Forza Stockholders Meeting on the same day and at the same time as the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Forza Board makes a Forza Adverse Recommendation Change, it will not alter the obligation of Forza to submit the adoption of this Agreement and the approval of the Merger to the holders of Forza Common Stock at the Forza Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Forza Stockholders Meeting.

5.6       Company Board Recommendation.

(a)       The Company agrees that, subject to Section 5.6(b) and Section 5.6(c): (i) the Company Board of Directors shall recommend that the Company’s Stockholders vote to approve the Company Stockholder Proposals and the Company shall use its reasonable best efforts to solicit such approval (the recommendation of the Company Board of Directors that the Company’s stockholders vote to approve the issuance of the Common Stock contemplated by this Agreement to the Forza stockholders being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Forza, and no resolution by the Company Board of Directors or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Forza shall be adopted or proposed.

(b)       Notwithstanding anything to the contrary contained in Section 5.6(a), if at any time prior to the approval of this Agreement by the Company Stockholders, the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel and outside financial advisor(s), the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Company Board of Directors may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Forza or, if applicable, recommend such Superior Offer (collectively a “Company Board Adverse Recommendation Change”) if, but only if, the Company’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be result in a breach of the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, that, before making a Company Board Adverse Recommendation Change, (i) Forza receives written notice from the Company confirming that the Company Board of Directors intends to change its recommendation at least five (5) Business Days in advance of effecting a Company Board Adverse Recommendation Change (the “Company Recommendation Determination Notice”), but such notice shall not be deemed to constitute a Company Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by Forza, the Company shall, during such five (5) Business Day period, negotiate with Forza in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by Forza, if any, and, after consultation with outside legal counsel and outside financial advisor(s), the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a Company Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(k) below in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements. The requirements and provisions of this Section 5.6(b) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Company Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days.

(c)       Notwithstanding anything to the contrary contained in Section 5.6(a), if at any time prior to the approval of this Agreement by the Company Stockholders, the Company Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of the Company that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Company Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Company Board of Directors after the date of this Agreement (a “Company Intervening Event”), effect a Company Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change in light of such Company Intervening Event would reasonably be expected to materially breach the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, however, that the Company Board of Directors may not effect a Company Board Adverse Recommendation Change due to a Company Intervening Event unless (i) the Company shall have provided prior written notice to Forza (the “Company Intervening Event Recommendation Determination Notice”) at least five (5) Business Days in advance of its intention to effect such Company Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by Forza, the Company shall, during such five (5) Business Day period, negotiate with Forza in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change in connection with the Company Intervening Event is no longer necessary, and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by Forza, if any, and, after consultation with outside legal counsel, the Company Board of Directors shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in connection with such Company Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements. The provisions of this Section 5.6(c) shall also apply to any material change to the facts and circumstances relating to any such Company Intervening Event and each such material change shall require a new Company Intervening Event Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days. For further clarity, the Company Board of Directors shall not be permitted to effect a Company Board Adverse Recommendation Change pursuant to this Section 5.6(c) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.6(b).

(d)       Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the stockholders of the Company a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), and (ii) making a “stop, look and listen” communication to the stockholders of Forza pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that this Section 5.6(d) shall not be deemed to affect whether any such disclosure, other than such a “stop, look and listen” communication, would otherwise be deemed to be a Company Board Adverse Recommendation Change; provided, further, that any such disclosures permitted pursuant to this Section 5.7(c) (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Board Adverse Recommendation Change unless the Board of Directors of the Company expressly publicly reaffirms the Company Board Recommendation (x) in such communication or (y) within three (3) Business Days after being requested in writing to do so by Forza. For clarity, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, that no position has been taken by the Company Board of Directors as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a Company Board Adverse Recommendation Change.

5.7       Forza Board Recommendation.

(a)       Forza agrees that, subject to Section 5.7(b) and Section 5.7(c): (i) the Forza Board of Directors shall recommend that Forza’s stockholders vote to approve the Forza Stockholder Proposals (the recommendation of the Forza Board of Directors that Forza’s stockholders vote to approve the Forza Stockholder Proposals being referred to as the “Forza Board Recommendation”); and (ii) the Forza Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company or the Merger Sub, and no resolution by the Forza Board of Directors or any committee thereof to withdraw or modify the Forza Board Recommendation in a manner adverse to the Company or the Merger Sub shall be adopted or proposed.

(b)       Notwithstanding anything to the contrary contained in Section 5.7(a), if at any time prior to the approval of the Forza Stockholder Proposals by the Forza Stockholders, Forza receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel and outside financial advisor(s), the Forza Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Forza Board of Directors may withhold, amend, withdraw or modify the Forza Board Recommendation in a manner adverse to Forza or, if applicable, recommend such Superior Offer (collectively a “Forza Board Adverse Recommendation Change”) if, but only if, the Forza Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a Forza Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be a breach of the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements; provided, that, before making a Forza Board Adverse Recommendation Change, (i) the Company and Merger Sub receive written notice from Forza confirming that the Forza Board of Directors intends to change its recommendation at least five (5) Business Days in advance of effecting the Forza Board Adverse Recommendation Change (the “Forza Recommendation Determination Notice”), but such notice shall not be deemed to constitute a Forza Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by the Company, Forza shall, during such five (5) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the Forza Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer; and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel and outside financial advisor(s), the Forza Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a Forza Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(i) below, in light of such Superior Offer, would reasonably be expected to result in a breach of the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements. The requirements and provisions of this Section 5.7(b) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Forza Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days.

(c)       Notwithstanding anything to the contrary contained in Section 5.7(a)5.7(a), at any time prior to the approval of the Forza Stockholder Proposals, the Forza Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of Forza that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Forza Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Forza Board of Directors after the date of this Agreement (a “Forza Intervening Event”), effect the Forza Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a Forza Board Adverse Recommendation Change in light of such Forza Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements; provided, however, that the Forza Board of Directors may not effect a Forza Board Adverse Recommendation Change due to a Forza Intervening Event unless (i) Forza shall have provided prior written notice to the Company and Merger Sub (the “Forza Intervening Event Recommendation Determination Notice”) at least five (5) Business Days in advance of its intention to effect such Forza Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by the Company, Forza shall, during such five (5) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the Forza Board Adverse Recommendation Change in connection with the Forza Intervening Event is no longer necessary, and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel, the Forza Board of Directors shall have determined, in good faith, that the failure to make the Forza Board Adverse Recommendation Change in connection with such Forza Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements. The provisions of this Section 5.7(c) shall also apply to any material change to the facts and circumstances relating to any such Company Intervening Event and each such material change shall require a new Company Intervening Event Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days. For further clarity, the Company Board of Directors shall not be permitted to effect a Company Board Adverse Recommendation Change pursuant to this Section 5.7(c) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.7(b)).

5.8       Regulatory Approvals. The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party shall use reasonable best efforts to file or otherwise submit, within five (5) Business Days after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. The Company and Forza shall respond as promptly as is practicable to respond in compliance with: (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (b) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.9       Options, Warrants.

(a)       Forza Options and Warrants.

(i)       At the Effective Time, each Forza Option that is outstanding and unexercised immediately prior to the Effective Time under the Forza Plan, whether or not vested, shall automatically and without any action on the part of the holder thereof, be converted into and become an option to purchase Company Common Stock, and the Company shall assume the Forza Plan and each such Forza Option in accordance with the terms of the Forza Plans and the terms of the stock option agreement by which such Forza Option is evidenced. All rights with respect to Forza Common Stock under Forza Options assumed by the Company shall thereupon be converted into rights with respect to Company Common Stock. Accordingly, from and after the Effective Time: (i) each Forza Option assumed by the Company may be exercised solely for Company Common Stock; (ii) the number of shares of Company Common Stock subject to each Forza Option assumed by the Company shall be determined by multiplying (A) the number of Forza Common Stock that were subject to such Forza Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; (iii) the per share exercise price for the Company Common Stock issuable upon exercise of each Forza Option assumed by the Company shall be determined by dividing (A) the per share exercise price of the Forza Common Stock subject to such Forza Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Forza Option assumed by the Company shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Forza Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Forza Option, such Forza Option assumed by the Company in accordance with this Section 5.9(a)(i) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Common Stock subsequent to the Effective Time; and (B) the Company Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Forza Board of Directors or any committee thereof with respect to the Forza Plan. Notwithstanding anything to the contrary in this Section 5.9(a)(i), the conversion of each Forza Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Company Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Forza Option would not be intended to constitute a “modification” of such Forza Option for purposes of Section 409A or Section 424 of the Code.

(ii)       Subject to Section 5.9(a)(iii), at the Effective Time, each Forza Warrant that is outstanding and unexercised immediately prior to the Effective Time (for the avoidance of doubt, excluding Forza Warrants that are deemed to have been automatically exercised pursuant to their terms as a result of the consummation of the Merger), if any, shall be converted into and become a warrant to purchase shares of Company Common Stock and Company shall assume each such Forza Warrant in accordance with its terms. All rights with respect to Forza Common Stock under Forza Warrants assumed by the Company shall thereupon be converted into rights with respect to shares of Company Common Stock. Accordingly, from and after the Effective Time: (i) each Forza Warrant assumed by the Company may be exercised solely for shares of Company Common Stock; (ii) the number of shares of Company Common Stock subject to each Forza Warrant assumed by the Company shall be determined by multiplying (A) the number of Forza Common Stock, or the number of Forza Common Stock issuable upon exercise of the Forza Warrants, that were subject to such Forza Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; (iii) the per share exercise price for the shares of Company Common Stock issuable upon exercise of each Forza Warrant assumed by the Company shall be determined by dividing the per share exercise price of Forza Common Stock subject to such Forza Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Forza Warrant assumed by the Company shall continue in full force and effect and the term and other provisions of such Forza Warrant shall otherwise remain unchanged.

(iii)       Prior to the Effective Time, Forza shall take all actions that may be necessary (under the Forza Plan, the Forza Warrants and otherwise) to effectuate the provisions of this Section 5.9(a)(i) and (ii) and to ensure that, from and after the Effective Time, holders of Forza Options and Forza Warrants have no rights with respect thereto other than those specifically provided in this Section 5.9(a)(iii).

5.10     Indemnification of Officers and Directors.

(a)       From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Company shall continue to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Forza or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Forza or the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case as and to the same extent as such D&O Indemnified Party is entitled to advancement of expenses as of the date of this Agreement by Forza or the Company pursuant to the certificate of incorporation and bylaws of Forza and of the Company in effect on the date of this Agreement or any applicable indemnification agreement disclosed in Forza’s or the Company’s most recent Form 10-K. Each D&O Indemnified Party will be entitled to advancement of reasonable and documented expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Company to the same extent as such D&O Indemnified Party is entitled to advancement of expenses as of the date of this Agreement by Forza or the Company pursuant to the certificate of incorporation and bylaws of Forza and of the Company in effect on the date of this Agreement or any applicable indemnification agreement disclosed in Forza’s or the Company’s most recent Form 10-K, upon receipt by the Company or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)       The certificate of incorporation and bylaws of the Company and the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Company shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Forza and the Company than are presently set forth in the certificate of incorporation and bylaws of Forza and of the Company, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Forza and the Company, as applicable.

(c)       From and after the Effective Time, the Company shall, at the expense of the Surviving Corporation, maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Forza and no less than the Company’s current policy coverage. In addition, the Company shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions).

(d)       The Company shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.10(d) in connection with their successful enforcement of their rights provided in this Section 5.10(d).

(e)       The provisions of this Section 5.10(e) are intended to be in addition to the rights otherwise available to the current and former officers and directors of Forza and the Company, as applicable, by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives. In addition to the rights provided by this Agreement, to the extent that current and former officers and directors of Forza and the Company have existing rights under any agreement between such officer or director and Forza or the Company, as applicable, with respect to indemnification, the Surviving Corporation will take all good faith efforts necessary to maintain in place such other agreement and to indemnify such officer or director to the maximum extent possible under this Agreement as well as such other agreement.

(f)       In the event Forza or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.10(f).

5.11     Additional Agreements.

(a)       The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)       Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order might not be advisable.

5.12     Disclosure. Each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable and legally permitted, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Forza may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Forza in compliance with this Section 5.12. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal, Forza Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable.

5.13     Listing. At or prior to the Effective Time, the Company shall use its commercially reasonable efforts to (a) cause the shares of Company Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on The Nasdaq Stock Market, LLC and (b) maintain its existing listing on until the Effective Time and to obtain approval of the listing of the combined corporation on The Nasdaq Stock Market, LLC. Forza will cooperate with the Company as reasonably requested by the Company with respect to the listing application for the Company Common Stock (the “Nasdaq Listing Application”) and promptly furnish to the Company all information concerning Forza and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.13.

5.14     Tax Matters.

(a)       Forza, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code and the Treasury Regulations.

(b)       This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties intends that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Parties shall treat and shall not take (and shall cause their respective Affiliates to treat and not take) any Tax reporting position inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income (and applicable state and local) Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, and the Parties will attach the statement described in Treasury Regulations Section 1.368-3(a) on or with their Tax Return for the taxable year of the Merger. The Company and Forza will reasonably cooperate with each other to document and support the intentions of the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, including by providing to each other (and any applicable advisors thereto) on or prior to the Closing Date customary representation letters typically provided as the basis for (and as may be required by) a legal opinion with respect thereto.

(c)       On or prior to the Closing Date, Forza shall deliver to the Company (i) a signed statement from Forza that Forza is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) a signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for the Company to deliver such notice to the IRS on behalf of Forza following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of Forza.

5.15     Legends. The Company shall be entitled to place appropriate legends on the certificated and non-certificated book entries evidencing any Company Common Stock to be received by equity holders of Forza who may be considered “affiliates” of the Company for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Company Common Stock.

5.16     Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement, to cause the Closing to occur as promptly as reasonably possible and to enable the combined entity to continue to meet its obligations following the Closing.

5.17     Directors and Officers. Forza and the Company shall obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of Forza or the Company who is not continuing as an officer or director of Forza or the Company following the Effective Time as contemplated by this Section 5.17. Prior to the Effective Time, but to be effective at the Effective Time, the Forza Board of Directors shall appoint Board designees selected by the Company as contemplated by this Section 5.17. Immediately after the Effective Time, the Company Board of Directors shall consist of five (5) members, four (4) of whom shall be designated by the Company and one (1) of whom shall be designated by members of the Forza Board of Directors existing as of the date hereof (provided, such designation shall be subject to prior approval and consent by the Company, not to be unreasonably withheld conditioned or delayed). Immediately following the Effective Time, a majority of the members of the Company Board of Directors (including the director designated by members of the Forza Board of Directors) shall meet the requisite independence requirements of The Nasdaq Stock Market, LLC’s listing standards. The Parties shall further take all necessary action so that the Persons listed in Schedule 5.17 are elected or appointed, as applicable, to the positions of officers and directors of Forza and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If it is determined prior to the Effective Time that any Person named above as a director is unable or unwilling to serve as a director of Forza after the Effective Time, as set forth therein, the Party appointing such Person shall designate a successor.

5.18     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any acquisitions of Company Common Stock and any options to purchase Company Common Stock resulting from the Merger, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.19     Certificates.

(a)       Forza will prepare and deliver to the Company at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Executive Officer and President of Forza, on behalf of Forza, and not in their personal capacities, in a form reasonably acceptable to the Company which sets forth a true and complete list of the holders of Forza Common Stock, Forza Option and Forza Warrants as of immediately prior to the Effective Time and the number of Forza Common Stock owned and/or underlying the Forza Options or Forza Warrants held by such holders (the “Allocation Certificate”).

5.20       Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to ARTICLE 9, Forza or the Company, as applicable, shall as promptly as reasonably practicable (but no later than within two (2) Business Days of receipt of learning about potential Transaction Litigation) notify the Company, or Forza, as applicable, in writing of, shall keep the other party informed on a reasonably prompt basis regarding any such Transaction Litigation, and shall give the Company, or Forza, as applicable, the opportunity to participate in the defense and settlement of, any Transaction Litigation (including by allowing the other party to offer comments or suggestions with respect to such Transaction Litigation, which the receiving party shall consider in good faith). Forza or the Company, as applicable, shall give the Company or Forza, as applicable, the opportunity to consult with counsel to the party’s regarding the defense and settlement of any such Transaction Litigation, and in any event no party shall settle or compromise or agree to settle or compromise any Transaction Litigation without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Forza has entered into, following the Effective Time, the D&O Indemnified Parties shall be entitled to retain counsel selected by such D&O Indemnified Parties prior to the Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the D&O Indemnified Parties.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1       Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2       No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3       Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly approved by the Required Forza Stockholder Vote, and the Company Stockholder Proposals shall have been duly approved by the Required Company Stockholder Vote.

6.4       No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending by an official of a Governmental Body in which such Governmental Body indicates that it intends to take any action challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions.

6.5       Listing. The existing shares of Company Common Stock shall have been continually listed on The Nasdaq Stock Market, LLC as of and from the date of this Agreement through the Closing Date and the approval of the listing of the additional shares of Company Common Stock on The Nasdaq Stock Market, LLC shall have been obtained and the shares of Company Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on The Nasdaq Stock Market, LLC.

ARTICLE 7

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND MERGER SUB

The obligations of the Company and Merger Sub to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

7.1       Accuracy of Representations. The representations and warranties of Forza contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Forza Material Adverse Effect (except for the representations and warranties of Forza set forth in Section 2.3(a) of the Agreement), (B) the representations and warranties of Forza set forth in Section 2.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate, or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clauses (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Forza Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2       Performance of Covenants. Each of the covenants and obligations in this Agreement that Forza is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Forza in all material respects.

7.3       Documents. The Company shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)       a certificate executed by the Chief Executive Officer and President of Forza, on behalf of Forza and not in his or her personal capacity, confirming that the conditions set forth in Sections 7.1, 7.2, and 7.4, and have been duly satisfied;

(b)       certificates of good standing (or equivalent documentation) of Forza in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Forza Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Forza hereunder;

(c)       written resignations in forms reasonably satisfactory to the Company and Merger Sub, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Forza who will not be officers or directors of the Surviving Corporation pursuant to Section 5.17 hereof;

(d)       the Forza Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein;

(e)       the Allocation Certificate;

(f)       the Forza Allocation Schedule; and

(g)       (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Forza to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company.

7.4       No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

ARTICLE 8

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF FORZA

The obligations of Forza to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Forza, at or prior to the Closing, of each of the following conditions:

8.1       Accuracy of Representations. The representations and warranties of the Company and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (except for the representations and warranties of the Company set forth in Section 3.3(a) of the Agreement), (B) the representations and warranties of the Company set forth in Section 3.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate, or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clauses (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2       Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3       Documents. Forza shall have received the following documents, each of which shall be in full force and effect:

(a)       a certificate executed by the Chief Executive Officer and Chief Financial Officer of the, on behalf of the Company and Merger Sub and not in their personal capacities, confirming that the conditions set forth in Sections 8.1, 8.2, and 8.5, have been duly satisfied;

(b)       certificates of good standing of the Company and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by the Company and Merger Sub hereunder;

8.4       Board of Directors. The Company shall have caused the Company Board of Directors to be constituted as set forth in Section 5.17 of this Agreement effective as of the Effective Time.

8.5       No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

ARTICLE 9

TERMINATION

9.1       Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Stockholder Proposals by the Required Company Stockholder Vote or before or after approval of the Merger by the Required Forza Stockholder Vote, unless otherwise specified below):

(a)       by mutual written consent duly authorized by the Boards of Directors of Forza and the Company;

(b)       by either Forza or the Company if the Contemplated Transactions shall not have been consummated by December 1, 2024 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Forza, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then the Company shall be entitled to extend the End Date for an additional thirty (30) days;

(c)       by either Forza or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)       by either Forza or the Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on the Company Stockholder Proposals and (ii) the Company Stockholder Proposals shall not have been approved at the Company Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that the right to terminate this Agreement under this
Section 9.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e)       by Forza (at any time prior to the approval of the Company Stockholder Proposals by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(f)       by the Company (at any time prior to the approval of the Merger by the Required Forza Stockholder Vote) if a Forza Triggering Event shall have occurred;

(g)       by Forza, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company or Merger shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that Forza is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 7.1 or 7.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by the Company or Merger Sub is curable by the Company or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Forza to the Company of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(g) and (ii) the Company or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach after the notice contemplated in clause (i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Company or Merger Sub a is cured prior to such termination becoming effective);

(h)       by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Forza set forth in this Agreement, or if any representation or warranty of Forza shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that the Company or the Merger Sub is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 8.1 or 8.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by Forza is curable by Forza then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Forza of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(h) and (ii) Forza ceasing to exercise commercially reasonable efforts to cure such breach after the notice contemplated in clause (i) above (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Forza is cured prior to such termination becoming effective);

(i)       by the Company if Forza’s stockholders do not adopt and approve this Agreement by the Required Forza Stockholder Vote at the Forza Stockholder Meeting;

(j)       by the Company, at any time prior to the approval of the Company Stockholder Proposals by the Required Company Stockholder Vote if the Company has received an Acquisition Proposal that the Company Board of Directors deems is a Superior Offer in accordance with Section 5.6(b), the Company has complied with its obligations under Section 4.5 and Section 5.7 in order to accept such Superior Offer, the Company both concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer; or

(k)       by Forza, at any time prior to the Required Forza Stockholder Vote is obtained, if Forza has received an Acquisition Proposal that the Forza Board of Directors deems is a Superior Offer in accordance with Section 5.6(b), Forza has complied with its obligations under Section 4.5 and Section 5.7 in order to accept such Superior Offer, Forza concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer and Forza concurrently pays to the Company the amount set forth in Section 9.3.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2       Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.12, this Section 9.2, Section 9.3, and ARTICLE 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.

9.3       Expenses; Termination Fees.

(a)       Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that the Company and Forza shall each pay one half of the fees and expenses incurred in relation to (i) the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing and application fees payable to The Nasdaq Stock Market, LLC in connection with the Nasdaq Listing Application and the listing of the Forza Common Stock to be issued in the Merger on The Nasdaq Stock Market, LLC (such fees, “Filing Fees”).

(b)       Forza shall pay to the Company via wire transfer of same-day funds, within two (2) Business Days after termination (or, if applicable, upon such earlier entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to for all Third Party Expenses incurred by the Company up to a maximum of $250,000 (the “Forza Termination Fee”):

(i)       if this Agreement is terminated by the Company pursuant to Section 9.1(f);

(ii)       if this Agreement is terminated by Forza pursuant to Section 9.1(k); or

(iii)       if this Agreement is terminated by the Company pursuant to Section 9.1(h) , or Forza or the Company pursuant to Section 9.1(b) and (x) an Acquisition Proposal with respect to Forza shall have been publicly announced, disclosed or otherwise communicated to the Forza Board of Directors prior to such termination (and not withdrawn) and (y) within twelve (12) months after the date of such termination, Forza enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction whether or not in respect of the Acquisition Proposal referred to in clause (x).

(c)       If this Agreement is terminated by the Company pursuant to Section 9.1(i), then Forza shall reimburse the Company for all Third Party Expenses incurred by the Company up to a maximum of $250,000, by wire transfer of same-day funds within two (2) Business Days following the date on which the Company submits to Forza true and correct copies of reasonable documentation supporting such Third Party Expenses.

(d)       If either Party fails to pay when due any amount payable by such Party under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e)       The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, shall be the sole and exclusive remedy following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall the Company or Forza be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion (other than in the case of payments required under Section 9.3(c) following a reimbursement of Third Party Expenses under Section 9.3(d) respectively. Subject to any liability or damage for fraud or Willful Breach as provided in Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.10, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any Subsidiary, Affiliate, or Representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1     Non-Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Forza contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this ARTICLE 10 shall survive the Effective Time.

10.2     Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Forza at any time (whether before or after the approval of the Contemplated Transactions or issuance of shares of Company Common Stock in the Contemplated Transactions); provided, however, that after any such adoption and approval of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the Company stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Forza.

10.3     Waiver.

(a)       No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)       Any provision hereof may be waived (or the time for performance extended) by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4     Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5     Applicable Law; Jurisdiction. This Agreement and all claims and causes of action arising hereunder, including with respect to the Contemplated Transactions, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, (ii) to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (b) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court, and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF FORZA OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6       Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.10 any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7       Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, by facsimile to the address or facsimile telephone number or sent by electronic mail (notice deemed given on the date of receipt) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, set forth beneath the name of such Party below (or to such other address, facsimile telephone number or electronic mail as such Party shall have specified in a written notice given to the other parties hereto):

if to Forza:

Forza X1, Inc.
101 S. US-1
Ft. Pierce, FL 34982
Attention: Mike Dickerson, CFO
Email:

with a copy (which shall not constitute notice) to:

Glenn Sonoda, Esq.

General Counsel

c/o Forza X1, Inc.

101 S. US-1
Ft. Pierce, FL 34982

Email: if to the Company or Merger Sub:

Twin Vee Power Cats Co.

101 S. US-1

Ft. Pierce, FL 34982

Attention: Joseph Visconti, CEO
Email:

with a copy (which shall not constitute notice) to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Telephone: 212-885-5000
Attention: Leslie Marlow, Esq.
Email:

10.8       Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10       Other Remedies; Specific Performance.

(a)       Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

(b)       Rules of Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(i)       The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(ii)       As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iii)       Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(iv)       The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(v)       Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York time) on the date that is one (1) Business Day prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Forza SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FORZA XI, INC.

By:	Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	Interim Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TWIN VEE POWER CATS CO., INC.

By:	Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	President and Chief Executive Officer

TWIN VEE MERGER SUB, INC.

By:	Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Forza, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Forza or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party or any of its Subsidiaries is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the consolidated assets of a Party and its Subsidiaries, taken as a whole.

“Affiliates” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” shall have the meaning set forth in Section 5.20(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §78 dd-1 et seq.), the UK Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption Laws.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Capitalization Date” shall have the meaning set forth in Section 3.3(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, any regulations and guidance issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” shall have the meaning set forth in Section 3.24(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall have the meaning set forth in the Preamble.

“Company” shall have the meaning set forth in the Preamble.

“Company Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any Company Affiliate.

“Company Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.6(b).

“Company Board of Directors” shall mean the Board of Directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 5.6(a) 5.6.

“Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

“Company Common Stock” shall mean the shares of the Company’s Common Stock, par value $0.001 per share.

“Company Contract” shall mean any Contract: (a) to which the Company or any of the Company Subsidiaries is a Party; (b) by which the Company or any Company Subsidiary or any Company IP Rights or any other asset of the Company or the Company Subsidiaries is or may become bound under which the Company or any Company Subsidiary has, or may become subject to, any obligation or (c) under which the Company or Company Subsidiary has or may acquire any right or interest.

“Company Certifications” shall have the meaning set forth in Section 2.24(a).

“Company Disclosure Schedule” shall have the meaning set forth in ARTICLE 2.

“Company Employee Plan” shall have the meaning set forth in Section 2.13(a).

“Company IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Company; and (B) any and all Company-Owned IP Rights.

“Company Intervening Event” shall have the meaning set forth in Section 5.6(b).

“Company Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.6(b).

“Company IT Assets” shall mean all software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology and communications equipment, and all associated documentation, in each case, used or held for use by the Company in connection with conducting the business of the Company.

“Company Material Adverse Effect” shall mean any Effect that considered together with all other Effects that have occurred prior to the date of determination of the occurrent of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of Company and the Company Subsidiaries, taken as a whole; or (b) the ability of Company to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company and the Company Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Company and the Company Subsidiaries taken as a whole; (ii) any failure by the Company or any of the Company Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect the Company and the Company Subsidiaries taken as a whole; (v) any specific action taken at the written request of Forza or Merger Sub or expressly required by this Agreement; or (vi) any changes in (after the date of this Agreement) GAAP or applicable Legal Requirements.

“Company Material Contract” shall have the meaning set forth in Section 2.8.

“Company Options” shall mean options to purchase Company Common Stock issued or granted by the Company.

“Company-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.

“Company Preferred Stock” shall mean the preferred stock, $0.001 par value, of the Company.

“Company Real Property Leases” shall have the meaning set forth in Section 2.6.

“Company Recommendation Determination Notice” shall have the meaning set forth in Section 5.6(b).

“Company Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Company or any of its Subsidiaries.

“Company SEC Documents” shall have the meaning set forth in Section 2.24(a).

“Company Stockholders Meeting” means a meeting of the holders of the Company Common Stock to vote on the Company Stockholder Proposals.

“Company Stockholder Proposals” mean the stockholder approval including Nasdaq vote requirements for issuance of Company Common Stock in the Merger and possible change of control vote.

“Company Subsidiaries” shall have the meaning set forth in Section 2.1(a).

A “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board of Directors shall have failed to recommend that the Company’s stockholders vote to approve the Company Stockholder Proposals or shall for any reason have withdrawn or shall have modified in a manner adverse to Forza the Company Board Recommendation, including pursuant to a Company Board Adverse Recommendation Change; (ii) the Company shall have failed to include in the Joint Proxy Statement the Company Board Recommendation; (iii) the Company shall have failed to hold the Company Stockholders’ Meeting within sixty (60) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that, the Company shall have the right to postpone or adjourn the Company Stockholders’ Meeting as permitted in accordance with Section 5.4; or (iv) the Company Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the Company Board of Directors shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) days after Forza so requests in writing; or (vi) the Company or any of the Company’s Representatives shall have breached the provisions set forth in Section 4.5.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature that is currently in force and to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Costs” shall have the meaning set forth in Section 5.10(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.10(a).

“Deferred Payroll Taxes” shall mean any payroll Taxes with respect to any Pre-Closing Period deferred to any taxable period beginning on or after the date immediately following the Closing Date under the CARES Act, the Families First Coronavirus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar Law enacted or promulgated in response to or in connection with COVID-19.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“EEOC” shall have the meaning set forth in Section 2.14(a).

“Effect” shall mean any effect, change, condition, event, circumstance, occurrence, result, state of facts, or development.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, easement, reservation, servitude, adverse title, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution, compensation for damage or injury caused by pollution or the protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Incentive Plan” shall have the meaning set forth in Section 2.3(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Exchange Ratio” shall mean 0.611666275 per share of stock such that 5,355,000 shares of Company Common Stock are issued in the Merger to the Forza stockholders such that immediately after the Merger the Forza stockholders immediately prior to the Effective Time (excluding the Company) will own immediately after the Merger 36% of the Company’s Common Stock and the stockholders of the Company immediately prior to the Effective Time will own immediately after the Merger 64% of the Company outstanding Common Stock

“Existing Company D&O Policies” shall have the meaning set forth in Section 2.16(b).

“Existing Forza D&O Policies” shall have the meaning set forth in Section 3.16(b).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by the Company registering the public offering and sale of Company Common Stock to some or all holders of Forza Common Stock in the Contemplated Transactions, including all shares of Company Common Stock to be issued in exchange for all other Forza Common Stock in the Contemplated Transactions, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Forza” shall have the meaning set forth in the Preamble.

“Forza Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Forza within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Forza Allocation Schedule” shall have the meaning set forth in Section 1.7(b).

“Forza Associate” shall mean any current or former employee, independent contractor, officer or director of Forza or any Forza Affiliate.

“Forza Board of Directors” shall mean the board of directors of Forza.

“Forza Board Recommendation” shall have the meaning set forth in Section 5.7(a).

“Forza Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.7(b).

“Forza Capital Stock” shall mean the Forza Common Stock and Forza Preferred Stock.

“Forza Certifications” shall have the meaning set forth in Section 3.24(a).

“Forza Common Stock” shall mean the Common Stock, $0.001 par value per share, of Forza.

“Forza Contract” shall mean any Contract: (a) to which Forza or any of its Subsidiaries is a party; (b) by which Forza or any of its Subsidiaries or any Forza IP Rights or any other asset of Forza or any of its Subsidiaries is or may become bound or under which Forza has, or may become subject to, any obligation; or (c) under which Forza or any of its Subsidiaries has or may acquire any right or interest.

“Forza Disclosure Schedule” shall have the meaning set forth in ARTICLE 3.

“Forza Employee Plan” shall have the meaning set forth in Section 3.13(a).

“Forza Intervening Event” shall have the meaning set forth in Section 5.7(c).

“Forza Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.7(c).

“Forza IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Forza; and (B) any and all Forza-Owned IP Rights.

“Forza Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Forza Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of Forza and the Forza Subsidiaries taken as a whole; or (b) the ability of Forza to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Forza Material Adverse Effect: (i) conditions generally affecting the industries in which Forza and the Forza Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on Forza and the Forza Subsidiaries taken as a whole; (ii) any failure by Forza or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Forza Material Adverse Effect and may be taken into account in determining whether a Forza Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect Forza and the Forza Subsidiaries taken as a whole; (v) any specific action taken at the written request of the Company or expressly required by this Agreement; or (vi) any changes (after the date of this Agreement) GAAP or applicable Legal Requirements.

“Forza Material Contract” shall have the meaning set forth in Section 3.8.

“Forza Options” shall mean options to purchase shares of Forza Common Stock issued or granted by Forza.

“Forza-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by Forza or any of its Subsidiaries.

“Forza Plan” means the 2022 Forza Equity Incentive Plan.

“Forza Preferred Stock” means the undesignated preferred stock, par value $0.001 per share.

“Forza Recommendation Determination Notice” shall have the meaning set forth in Section 5.7(b).

“Forza Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Forza or any of its Subsidiaries.

“Forza SEC Documents” shall have the meaning set forth in Section 3.24(a).

“Forza Stockholder Proposals” means proposals to (i) adopt this Agreement and (ii) to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the preceding proposals.

“Forza Stockholders Meeting” means a meeting of the holders of the holders of the Forza Common Stock to vote on the Forza Stockholder Proposals.

“Forza Subsidiaries” means any Subsidiary of Forza.

“Forza Termination Fee” shall have the meaning set forth in Section 9.3(b).

“Forza Transaction Expenses” means all fees and expenses incurred by Forza in connection with the Contemplated Transactions and this Agreement and the transactions contemplated by this Agreement, including as set forth in Section 9.39.3(a)(i-ii) and including the Filing Fees, whether or not billed or accrued (including any documented fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants and other advisors of Forza and the Forza Subsidiaries notwithstanding any contingencies for earn outs or escrows and any unpaid amounts payable by Forza in satisfaction of its obligations under Section 5.10(c) for the period after the Closing).

A “Forza Triggering Event” shall be deemed to have occurred if: (i) the Forza Board of Directors shall have failed to recommend that Forza’s stockholders vote to approve the Forza Stockholder Proposals or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the Forza Board Recommendation, including pursuant to a Forza Board Adverse Recommendation Change; (ii) Forza shall have failed to include in the Joint Proxy Statement the Forza Board Recommendation; (iii) Forza shall have failed to hold the Forza Stockholders’ Meeting within sixty (60) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that, Forza shall have the right to postpone or adjourn the Forza Stockholders’ Meeting as permitted in accordance with Section 5.5; (iv) the Forza Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the Forza Board of Directors shall have failed to publicly reaffirm the Forza Board Recommendation within ten (10) days after the Company so requests in writing; or (vi) Forza or any of Forza’s Representatives shall have breached the provisions set forth in Section 4.5 that is adverse to the Company.

“Forza Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Forza prepared in accordance with GAAP and included in Forza’s Report on Form 10-Q filed with the SEC for the period ended March 31, 2024.

“Forza Warrants” shall have the meaning set forth in Section 3.3(c).

“Funded Welfare Plan” shall have the meaning set forth in Section 2.13(c).

“GAAP” shall have the meaning set forth in Section 2.5.

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body entitled to exercise similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) Governmental Authority or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including The Nasdaq Stock Market, LLC).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean any and all industrial and intellectual property rights and other similar proprietary rights, and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), all rights in invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, all copyrights, copyright registrations and applications therefor (including copyrights in computer software, source code, object code, firmware, development tools, files, records, data, schematics and reports), and all other rights corresponding thereto, all rights in databases and data collections, all moral rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing and, including in each case any and all (1) rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing, and present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; and (2) income, royalties and any other payments now and hereafter due and/or payable in respect of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement” shall mean the joint proxy statement of Forza and the Company in connection with the approval of this Agreement and the Contemplated Transactions to be sent to the Company’s and Forza’s stockholders in connection with the Forza Stockholders Meeting and the Company Stockholders Meeting.

“Key Employee” shall mean, with respect to the Company or Forza, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer, as applicable.

“Knowledge” shall mean actual knowledge of the Key Employees after reasonable inquiry of such Key Employee’s personal files and of the direct reports of such Key Employees charged with administrative or operational responsibility for such matter.

“Laws” means applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other treaty, law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, code, ordinance, ruling or other requirement having the force of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The Nasdaq Stock Market, LLC or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.09.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 2.13(c).

“Multiple Employer Plan” shall have the meaning set forth in Section 2.13(c).

“Nasdaq Listing Application” shall have the meaning set forth in Section 5.13.

“Ordinary Course of Business” shall mean, in the case of each of the Company and Forza and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices and for period following the date of this Agreement, consistent with the operating plans delivered to the other party.

“Owned Real Property” has the meaning set forth in Section 2.7.

“Owned Real Property Contracts” has the meaning set forth in Section 2.7.

“Party” or “Parties” shall mean the Company, Merger Sub and Forza.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household or any other data or information that constitutes “personal data,” “Personal information,” “protected health information,” or “personally identifiable information” under any Privacy Obligation.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Privacy Obligation” means any applicable Law, contractual obligation, self-regulatory standard, industry standard the Company, or any consent obtained that is related to privacy, security, data protection, transfer, or other processing of Personal Information.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.19.

“Required Forza Stockholder Vote” shall have the meaning set forth in Section 3.19.

“Sanctioned Person” means any Person that is the target of Sanctions, including, without limitation, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state, (ii) any Person operating, organized or resident in a Sanctioned Territory, or (iii) any Person owned or controlled by any such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea, and Syria).

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including the U.S. Commerce Department, the U.S. Department of Treasury, and the U.S. Department of State), (b) the European Union or any of its member states, (c) the United Nations Security Council, or (d) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sensitive Data” shall mean any: (a) Personal Information or (b) trade secret or confidential or proprietary business information.

“Subsequent Transaction” shall mean any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide Acquisition Proposal (with all references to “more than twenty percent (20%)” or “twenty percent (20%) or more” in the definition of Acquisition Transaction being treated as references to “fifty percent (50%)” for these purposes), that was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement, made by a third party that the Board of Directors of the Company or Forza, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor(s), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms, the ability of such third party to finance such Acquisition Proposal and the likelihood of consummation thereof), (1) is more favorable from a financial point of view to the Company or Forza stockholders, as applicable, than as provided hereunder (including any changes to the terms of this Agreement proposed by either Party in response to such Superior Offer pursuant to and in accordance with the provisions of this Agreement), (2) is reasonably capable of being completed on the terms proposed without unreasonable delay and (3) includes termination rights exercisable by the Party on terms that are not materially less favorable to such Party than the terms set forth in this Agreement, all from a third party capable of performing such terms.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” (and with correlative meaning, “Taxes”) shall mean federal, state, local, non-U.S. or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security (or similar), disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties (including customs duties), escheat, abandoned and unclaimed property obligations, fees, assessments or governmental charges or deficiencies thereof of any kind whatsoever in the nature of a tax, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Expenses” shall mean all reasonable fees and expenses incurred by the Company or Forza, as applicable, in connection with this Agreement and the transactions contemplated hereby, including (x) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (y) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby.

“Trade Control Laws” means those Laws regulating the export, reexport, transfer, disclosure or provision of commodities, software, technology, defense articles or defense services, or imposing trade control sanctions or restrictions on countries or Persons, including: the Export Administration Act of 1979 (Public Law 96-72, as amended); the Export Administration Regulations (15 C.F.R. Parts 730-774); Laws authorizing or implementing Sanctions, including the International Emergency Economic Powers Act (Public Law 95-223), the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44) and 31 C.F.R. Part 500 et seq.; the Arms Export Control Act (Public Law 90-629); ITAR (22 C.F.R. Parts 120-130); export and import Laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives (27 C.F.R. Chapter II); the Foreign Trade Regulations (15 C.F.R. Part 30); U.S. and non-U.S. customs Laws; and any other export controls and customs Laws administered by a U.S. Governmental Body, or by any foreign Governmental Body to the extent compliance with such Laws is not prohibited or penalized by applicable U.S. Law.

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, Forza, the Board of Directors of the Company or Forza, any committee thereof or any of the Company’s or Forza’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions (including any such Legal Proceeding based on allegations that the Company’s or Forza’s entry into this Agreement or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Board of Directors of the Company or Forza or any officer of the Company or Forza).

“Treasury Regulations” shall have the meaning set forth in the Preamble.

“Willful Breach” shall have the meaning set forth in Section 9.2.

Exhibit B
Surviving Corporation COI

Exhibit C

Surviving Corporation By-Laws